UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)
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Securities Exchange Act of 1934

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Herman Miller, Inc.

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August 27, 2013

Dear Fellow Herman Miller Shareholder,

With great contributions across the entire organization, we made significant progress in 2013 toward our long-term vision and financial objectives: delivering on our strategy for diversified growth, expanding into higher margin segments and categories, and continuing to enhance the Herman Miller global brand.

We have also strengthened our balance sheet and followed through on our commitment to enhance your returns with increased dividends. Of course we have more work in front of us-we don't have an off-season at Herman Miller-but we are all energized by last year's results and believe we have built a foundation for continued growth and prosperity.

We have begun a new era at Herman Miller driven by our mission-“Inspiring designs to help people do great things”-and our insights into how society and our customers' needs are changing. To be frank, the mission of Herman Miller has always been grounded in the consistent belief that “design is a response to social change.” Our former CEO Hugh De Pree wrote in 1968, “Our principle objective at Herman Miller is problem-solving in the various areas of living.” While many organizations feel threatened by change, we thrive on it and believe it creates opportunity.

The changes in work behaviors and employee expectations of organizations are transforming the very nature of workplaces around the world. Consistent with our belief that design is a response to social change, we are ready with an entirely new concept for work environments. This past June in Chicago, we unveiled Living Office, a holistic new vision for the modern workplace resulting from more than three years of global research and design investment. This NeoCon represented Herman Miller's largest introduction of new products in decades. These new designs and the presentation of our Living Office research and knowledge are the first public step in our launch of an even larger workplace portfolio of products and services.

While we are proud of the awards we won at NeoCon, we are even more pleased that we made a powerful impression on customers and those who specify our product. We are building a broad and deep offering to fit an increasingly diverse group of customers. As I said last year, we are confident our core value proposition of designing and delivering products and services that improve the productivity, health, and comfort of knowledge workers will continue to be relevant for the foreseeable future.

At the same time, we are reaching out in new ways to individuals who use our products in their homes, and to organizations that use our products in their hospitals, clinics, cafes, and classrooms. We now serve both small entrepreneurs and large global corporations, increasingly located in countries outside North America. This is part of a deliberate shift from a field of play defined by the office to markets everywhere. We are shifting from an industry brand to a consumer and industry brand, from a North American-centric business to a global one. We believe these shifts are congruent with our DNA, our core capabilities, and the societal changes that are creating promising opportunities for growth.

1

Highlights
A year ago at this time we declared that 2013 would be a year of significant investment with the aim of strengthening and accelerating our diversified growth, while continuing to enhance our balance sheet. We also pledged to increase the cash we return to shareholders. While we still have work to do, our financial performance in fiscal 2013 is proof that we're making good on those promises.

Net sales in fiscal 2013 totaled $1.78 billion, an increase of 2.9% over the level we reported in fiscal 2012. This marked our third consecutive year of growth, over which time our net sales have increased by more than $450 million. Importantly, the sales growth we achieved this past year was accompanied by strong profitability and cash generation. We balanced our focus on strategic investment for tomorrow with our responsibility to deliver solid returns today. In doing so, we achieved an adjusted operating earnings percentage and adjusted earnings per share equal to 8.1% of net sales and $1.47, respectively(1) (6.5% and $1.16 on a GAAP basis), and an after-tax return on invested capital of approximately 24%. Cash flows generated from operations totaled $137 million, up 52% from last year's level.

Throughout the fiscal year, our North American business segment faced the headwind of sluggish demand from U.S. federal government and healthcare buyers. This was offset by robust business activity across the remainder of our core non-government office furniture business, which helped drive growth for the segment as a whole relative to fiscal 2012.

Our international business segment also experienced a mixed demand picture, with lagging sales in the U.K. and other European economies being more than offset by increases in China and the Middle East. We are improving our existing production capabilities and preparing for new growth in emerging markets. The integration of POSH manufacturing in China continues steadily, and we will begin the construction of a new facility next spring to consolidate our U.K. operations serving EMEA. We also have plans in development for India and Latin America that hold further promise for growth in those markets.

Our Specialty and Consumer segment posted solid sales growth this fiscal year, driven by the investments we've made in developing our offering across both commercial and retail markets. The Herman Miller Collection continues to grow in reach and quality, with a number of reissued iconic designs and innovative new material options. Our alliances with Italian companies Magis and Mattiazzi are another source for new products and enhance our brand with consumers and specifiers. We have been developing our channels to market, with new shop-in-shop merchandising initiatives in the retail channel, as well as continued investment in our online marketing and fulfillment capabilities.

In April we reached a major milestone with our acquisition of Maharam Fabric Corporation, a premier design brand in commercial interiors and recognized internationally for the highest quality textiles and wall coverings. The addition of Maharam to our Specialty and Consumer segment is a powerful strategic accelerator for our entire business on multiple levels. We instantly became a North American market leader in their core product areas, with the ability to leverage our resources to further Maharam's reach into new markets.

We made significant progress this year toward our commitment to further strengthen our balance sheet while returning greater cash to shareholders. This includes the actions we've taken to terminate our legacy U.S. pension plans in favor of a defined contribution retirement program. We expect the process to be complete by November of this year, which will significantly reduce balance sheet risk and enhance our

(1) Non-GAAP measurements. Adjusted operating earnings equals GAAP operating earnings of $114.8M plus add-backs for restructuring expenses ($1.2M) and legacy pension expenses ($28.2M). Adjusted earnings per share equals GAAP diluted earnings per share of $1.16 plus add-backs for restructuring expenses ($0.01) and legacy pension expenses ($0.30). Refer to Reconciliation of Non-GAAP Financial Measures on page 45 of this report.

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retention of future cash flows. Concurrent with the progress we made in this area during fiscal 2013, we also implemented two dividend increases, raising our annualized payout from $5 million in fiscal 2012 to today's run rate of approximately $29 million. With this enhanced dividend we remain confident in Herman Miller's financial position and our ability to fund further strategic investments going forward.
What can you expect next year?
Every year I remind you that we cannot predict the future, and we are not perfect. We believe our strategy is working as planned, and we intend to stick to it. A broad variety of customers served by a deep range of products and services will help us grow worldwide. Specifically, we plan to follow through on the many new products we have previewed or launched, and you can expect us to invest at levels that will support our brand and connect us to ever-growing numbers of consumers. We also intend to invest in our global footprint, an intention that has been part of our strategy for years.

To be sure, we still have a lot of important work in front of us, and the domestic and global economy continues to be a challenging backdrop. Like you, we see a patchwork of mixed indicators, with some areas of regional and industry weakness and other economies experiencing significant growth. Given the uncertainties and looking at the totality of all our actions, I hope you will agree that we have been successfully executing a strategic agenda that has begun to deliver powerful results and promises much more.

I continue to deeply believe that a strong Herman Miller community is a base requirement for serving shareholders. When I walk into work every day and see the energy and talent and commitment of Herman Miller employees, I'm convinced we are doing many things right.

Thank you for supporting us with your investment. More than ever I'm convinced we have begun a great new chapter at Herman Miller, and I sincerely hope you will be part of it.

Sincerely,
Brian C. Walker
President and Chief Executive Officer

3

Notice of Annual Meeting of Shareholders
The Annual Meeting of the Shareholders of Herman Miller, Inc. (the “Company”), will be held on October 7, 2013, by means of remote communication on the Internet at www.virtualshareholdermeeting.com/MLHR13, at 10:30 a.m. (EDT) for the following purposes:

1.	To elect four directors, each for a term of three years

2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm

3.	To approve the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan

4.	To vote, on an advisory basis, to approve the annual compensation paid to the Company's named executive officers

5.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on August 9, 2013, will be entitled to vote at the meeting.
Please note that this year's Annual Shareholders' Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you request paper materials
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting via the internet by visiting www.virtualshareholdermeeting.com/MLHR13 and following the instructions. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board
August 27, 2013

4 2013 Proxy Statement

Table of Contents

6	Solicitation of Proxies and Voting
7	Election of Directors
7	Ratification of Appointment of Independent Registered Public Accounting Firm
8	Proposal to Approve the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan
10	Proposal to Approve, on an Advisory Basis, the Annual Compensation Paid to the Company's Named Executive Officers
11	Voting Securities and Principal Shareholders
12	Director and Executive Officer Information
13	Corporate Governance and Board Matters
20	Board Committees
21	Report of the Audit Committee
22	Compensation Discussion and Analysis
32	Executive Compensation Committee Report
33	Summary Compensation Table
34	Grants of Plan-Based Awards
35	Outstanding Equity Awards at Fiscal Year-End
36	Option Exercises and Stock Vested
37	Pension Benefits
37	Nonqualified Deferred Compensation
38	Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
42	Director Compensation
44	Equity Compensation Plan Information
44	Section 16(a) Beneficial Ownership Reporting Compliance
44	Certain Relationships and Related Party Transactions
45	Submission of Shareholder Proposals for the 2014 Annual Meeting
45	Reconciliation of Non-GAAP Financial Measures
45	Miscellaneous
46	Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan

Herman Miller, Inc., and Subsidiaries 5

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated August 27, 2013

This Proxy Statement and the accompanying Proxy, which are being made available to shareholders on or about August 27, 2013, are furnished to the shareholders of Herman Miller, Inc. (the "Company," "our" or similar pronouns), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 7, 2013, at 10:30 a.m. (EDT). Please note that this year's Annual Meeting will once again be held via the Internet rather than in person.
How to Participate in the Electronic Meeting

In order to participate in this year's Annual Meeting and submit your questions during the Annual Meeting, please log on to www.virtualshareholdermeeting.com/MLHR13. You will need to enter the 12-digit control number received with your Notice or Proxy to enter the meeting.

Solicitation of Proxies and Voting

Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder to be represented at the Annual Meeting if he or she is unable to attend the meeting via the Internet.

You can vote by any of the following methods

•
Vote by Internet Before the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, record your vote. The deadline for Internet voting is 11:59 p.m. (EDT) on October 6, 2013.

•
Vote by Internet During the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, follow the instructions to vote during the meeting.

If you request paper materials you may also

•
Vote by Telephone Call the toll free telephone number provided with your Proxy and, with the Proxy in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. (EDT) on October 6, 2013.

•	Vote by Mail Complete, date, and sign your Proxy. Mail it in the prepaid envelope provided so that it reaches us before October 7, 2013.

If your Proxy is properly executed, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy and for the proposals described in this Proxy Statement.
A Proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary of the Company, (ii) executing and delivering a Proxy at a later date, or (iii) attending the meeting and voting via the Internet. However, attendance at the meeting does not automatically serve to revoke a Proxy.

6 2013 Proxy Statement

Election of Directors
The Board of Directors of the Company has nominated Lisa A. Kro, Dorothy A. Terrell, David O. Ulrich and Michael A. Volkema for election as directors for a period of three years until the 2016 annual meeting. Each of the nominees previously has been elected as a director by our shareholders, except for Ms. Kro who was appointed to the Board in fiscal 2012, and each of the nominees was approved by the Board following the recommendation of our Nominating and Governance Committee.
The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of people than the number of nominees named.
A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting. In an election where the only nominees are those recommended by the Board, any director who receives a greater number of votes "withheld" than those "for", will be required to tender his or her resignation under the majority voting provisions of our Board Governance Guidelines. Under those Guidelines, the Nominating and Corporate Governance Committee is required to consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board is required to act on the resignation no later than 90 days after certification of the shareholder vote at that meeting. The Company will publicly disclose the Board's decision whether to accept any resignation or the reasons for rejecting the resignation, if applicable.
The Board of Directors currently consists of eleven directors, of which ten are independent. The maximum number of directors for the Board is thirteen. The Amended and Restated Bylaws of Herman Miller, Inc. require that directors shall be divided into three classes, each class to be as nearly equal in number as possible. Each class shall hold office until the third succeeding Annual Meeting and until their successors shall be duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending May 31, 2014. Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.
Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Herman Miller, Inc., and Subsidiaries 7

Disclosure of Fees Paid to Independent Auditors
Aggregate fees billed to us for the fiscal years ended June 2, 2012 and June 1, 2013, by our independent registered public accounting firm, Ernst & Young, were as follows:

Fiscal Year Ended	June 2, 2012	June 1, 2013
Audit Fees(1)	1,107,100	1,185,186
Audit Related Fees	—	—
Tax Fees(2)	134,000	144,933
Total	$1,241,100	$1,330,119

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for tax compliance, tax advice and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by Ernst & Young and other firms. This policy requires the Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

Proposal to Approve the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan and Material Terms of the Company's Performance-Based Compensation System
On July 15, 2013, the Board adopted the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan (the “Plan”), subject to approval by our shareholders. Since 1997, the Board has utilized an “Economic Valued Added” (“EVA®”) performance measurement system to provide the framework for our incentive compensation plans. EVA in general terms is equal to net operating income after subtraction of taxes and a charge for capital. In 1998 our shareholders adopted the Incentive Cash Bonus Plan (the "1998 Plan"), which incorporated the EVA® measurement system for purposes of determining performance based cash compensation for our executive employees and in 2004 our shareholders approved a number of amendments to the 1998 Plan. The proposed Plan would replace the amended 1998 Plan and would replace EVA with earnings before interest, taxes, depreciation and amortization ("EBITDA") as the performance measure under the Plan.

The following is a description of the Plan, which is qualified in its entirety by reference to the complete text of the Plan set forth in attached Appendix I.

Purpose. The purpose of the Plan is to link incentive cash compensation to the creation of shareholder wealth and reward long-term, continuing improvements in shareholder value. The Plan is intended to foster a culture of performance and ownership, promote accountability, and establish a framework of manageable risks imposed by variable pay. As a result of these features of the Plan, the Board believes that the Plan will foster long-term improvements in shareholder value, not merely near-term gains in reported financial performance.

Eligibility. Eligibility for participation in the Plan is limited to selected employees as determined by the Executive Compensation Committee. At present, there are 145 employees who participate in the Plan. For fiscal 2013, the aggregate amount of bonus payments to participants in the 1998 Plan was $5,430,078 ($2,191,672 to corporate officers as a group). Bonus payments to the Named Executives are set forth in the Summary Compensation Table appearing below in this Proxy Statement. It is not possible, at this time, to determine the bonuses that would be earned or payable to participants for performance during fiscal 2014.

Description of the Performance Measurement System. The Plan establishes a means of providing performance-based cash compensation to employees based upon changes in the Company's EBITDA. As defined in the Plan, EBITDA equals the Company's net earnings before interest, taxes, depreciation and amortization, as determined from the Company's audited financial statements, and as adjusted by the Committee in a manner consistent with the Herman Miller Incentive Cash Bonus Technical Manual (the “Manual”).

8 2013 Proxy Statement

Proposal to Approve the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan (continued)
The Committee at the beginning of each fiscal year will establish a target bonus pool amount representing the amount of bonuses that may be paid under the Plan if the Company achieves the EBITDTA amount contained in the Company's annual financial plan as approved by the Committee and Board (Plan EBITDA). The Committee also establishes a Target Bonus for each participant, expressed as a percentage of base salary, the planned amount of EBITDA for the Company and the amount of variation from Plan EBITDA which would result in either a doubling or reduction to nil of the Target Bonus (“Bonus Interval”). The Committee also has the authority to establish bonus targets based upon divisional, functional or operational EBITDA and other goals for each Participant.

The corporate Bonus Pool is determined as of the end of the fiscal year by comparing the Actual EBITDA for the year to the Expected EBITDA and the predetermined Bonus Interval. That comparison results in an EBITDA Bonus Factor. The dollar amount of the bonus is then determined by multiplying the Target Bonus by the EBITDA Bonus Factor. The upper limit of the Bonus Interval is the amount of EBITDA growth above the Plan EBITDA which would result in a doubling of the Target Bonus. The lower limit of the Bonus Interval is the EBITDA shortfall that would result in no Target Bonus. The bonuses paid to individual Participants are to be determined based upon EBITDA, the EBITDA goals of their division or unit, if any such goals are established, and any other individual goals or objectives.

The Plan EBITDA and the interval used for doubling the bonus or reducing it to nil are three points which are used to determine the slope of the bonus factor line. Bonus Factor will represent a point on the line.

Under the Plan, a bonus factor may not exceed twice the Target Bonus or less than nil and the aggregate of all bonuses paid to Participants may not exceed the target corporate bonus pool multiplied by the corporate EBITDA Bonus Factor. No amount of Excess or Shortfall will be carried over to a subsequent year.

Payment of Bonuses. All bonuses are required to be paid within thirty days after the Committee certifies the EBITDA Bonus Factor for that year. At the discretion of the Committee, an EBITDA Bonus Factor may be based on the Company's results only, or based upon the results of a particular division, operation, subsidiary or combination thereof. Earned bonuses are prorated if an employee terminates employment with us prior to the end of a Plan year only if termination is due to death, disability or retirement at or after the age of 55 and at least five years of service with the Company.

Administration. The Plan is administered by the Executive Compensation Committee of our Board (the “Committee”). The Committee also has the authority to interpret the Plan and to establish rules and regulations for purposes of administering the Plan and to establish EBITDA measures based upon the EBITDA performance of a participant's division, unit or subsidiary.

At the beginning of each Plan year, the Committee is required to (1) approve our Plan EBITDA for the year, (2) determine or approve the Target Bonus Percentages for each Plan participant, and (3) establish the Bonus Interval. At the end of each Plan year, the Committee is required to (1) approve the calculation of the Actual EBITDA and (2) approve the determination of the EBITDA Bonus Factor for the year, consistent with the terms of the Plan and the Manual.

Company Policy Relating to Deductibility of Compensation. Under current compensation guidelines adopted by the Board compensation paid by the Company should be deductible under Internal Revenue Code Section 162m. If the EBITDA performance measurements described above are not approved by our shareholders, the amount of compensation payable to any one of our Named Executives may be limited (when aggregated with other nonperformance-based compensation within the meaning of Section 162(m) of the Code), to the maximum amount of compensation that would be deductible by the Company as an expense under Section 162 of the Code.

Termination or Amendment of the Plan. Our Board may amend, discontinue or terminate the Plan at any time; however, no amendment, discontinuance or termination may alter or otherwise affect bonuses earned through the date of termination. In addition, without the prior approval of the Company's shareholders, no amendment to the Plan may be made that would replace EBITDA as the primary measure for determining the corporate bonus pool limit under the Plan. The Board or Committee would, however, retain the authority to adjust and establish Plan EBITDA, Bonus Intervals, Target Bonus Percentages and other divisional, functional and operational criteria to be utilized in measuring performance.

9 2013 Proxy Statement

Proposal to Approve the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan (continued)
Recoupment of Bonuses. In the event of a restatement of the Company's consolidated financial statements for any interim or annual period (“Restatement”), the Committee may recover (i) from any Participant whose misconduct or violation of Company policy caused such Restatement (“Cause”), any Bonus Amount received under the Plan within twelve (12) months of such Restatement; and (ii) from any Participant who is an officer subject to Section 16 of the Securities Exchange Act of 1934 any Bonus Amount payable under the Plan to the Participant within twelve (12) months of such Restatement that exceeds the amount that should be received had the Restatement not taken place, without regard to cause. Both cause and the amount of recoupment shall be determined by the Committee in its sole discretion and its determination(s) shall be final and binding upon the Participant(s)

Federal Tax Consequences. The following summarizes the consequences of the achievement of earned bonuses and payment of bonuses under the Plan for federal income tax purposes, based upon management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed, and may vary from locality to locality.

Based upon the terms and conditions of the Plan, Plan participants will not recognize any compensation at the time a bonus amount is determined. Upon payment of a bonus, a participant will recognize ordinary income in the amount of the bonus paid. The Company will be entitled to a deduction in the year in which a participant recognizes ordinary income under the Plan.

Required Vote for Approval. The affirmative vote of a majority of our common stock voted at the Annual Meeting, by person or by proxy, is required to approve the Plan. Broker nonvotes and abstentions will not be counted as votes cast on this proposal. Since a majority of the votes cast is required for approval, any negative votes will necessitate offsetting affirmative votes to assure approval. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the Plan.

The Board of Directors recommends a vote FOR the approval of the proposed Plan.

Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our named executive officers. As a result, you are asked to vote upon the following resolution at this year's annual meeting,

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure, is hereby APPROVED."

The Executive Compensation Committee ("Committee") has considered the results of the 2012 advisory vote on executive compensation for which more than 98% of the votes cast on that matter were voted for the approval of the compensation of our named executives as described in the 2012 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other named executive officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the named executive officers is designed to vary with the results of the business and to reward consistent improvement in the results delivered to shareholders. In fiscal year 2013 changes in the base compensation of each executive officer primarily reflects changes in the benchmarking data for the position. The change in the variable element of each executive's compensation reflected the actual EVA results for the fiscal year as compared with the EVA and individual performance targets for the fiscal year. The Committee believes that the compensation to each named executive officer as disclosed in the Compensation Discussion and Analysis is appropriate in the light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation at target has been benchmarked against comparable positions.

The Board of Directors recommends a vote FOR this proposal. This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

10 2013 Proxy Statement

Voting Securities and Principal Shareholders
On August 9, 2013, we had 58,922,584 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 9, 2013, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of August 9, 2013, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Fund Advisors	4,162,228(1)	7.06
400 Howard Street
San Francisco, CA 94105
The Vanguard Group, Inc.	2,952,867(2)	5.01
PO Box 2600
Vally Forge, PA 19482

(1)
This information is based solely upon information as of June 30, 2013 contained in a filing with the SEC on August 13, 2013 by BlackRock Fund Advisors, including notice that it has sole voting and dispositive power as to 4,162,228 shares.

(2)
This information is based solely upon information as of June 30, 2013 contained in a filing with the SEC on August 13, 2013 by The Vanguard Group Inc., including notice that it has sole voting as to 80,103 shares and sole dispositive power as to 2,875,964 shares.

Herman Miller, Inc., and Subsidiaries 11

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 9, 2013, the number of shares beneficially owned by each of the nominees and directors, except for Brian Walker who is reported in Security Ownership of Management below. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Mary Vermeer Andringa	43,716	0.07
David A. Brandon	7,896	0.01
Douglas D. French	16,867	0.03
J. Barry Griswell	20,807	0.04
John R. Hoke III	20,701	0.04
James R. Kackley	50,335	0.09
Lisa A. Kro	6,183	0.01
Dorothy A. Terrell	34,877	0.06
David O. Ulrich	85,987	0.15
Brian C. Walker	see table below
Michael A. Volkema	75,000	0.13

(1)
Shares shown for each director include the following number of shares that each director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 5,519 shares for Mr. French; 40,019 shares for Mr. Kackley; 25,183 shares for Ms. Terrell; and 70,420 shares for Dr. Ulrich.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

Security Ownership of Management
The following table shows, as of August 9, 2013, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brian C. Walker	663,055	1.13
Gregory J. Bylsma	46,362	0.08
Kenneth L. Goodson	18,754	0.03
Andrew J. Lock	89,971	0.15
Curtis S. Pullen	75,005	0.13
All executive officers and directors as a group (23 persons)(3)	1,444,964	2.45

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 352,663 shares for Mr. Walker; 29,617 shares for Mr. Bylsma; 16,157 shares for Mr. Goodson; 35,788 shares for Mr. Lock; and 45,561 shares for Mr. Pullen.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)	Included in this number are 773,484 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

12 2013 Proxy Statement

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines ("Guidelines"). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets requirements. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualifies as an independent director under the NASDAQ listing standards. Our Board Governance Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.
The Board Governance Guidelines, with respect to the position of Chief Executive Officer (“CEO”) and Chairperson state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director who acts as a liaison between directors and the CEO/Chairman and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate.
The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee, and if applicable recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and of what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions.
During the past fiscal year the Company's Business Risk Group reviewed the Company's compensation policies and practices to determine if those policies or practices are likely to have a material adverse impact on the Company. The Business Risk Group conducted its review in late 2012 and provided a report to the Committee in January 2013. In conducting its review of the plans the Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions and “clawbacks.” Based on the evaluation the Committee determined that the Company's compensation policies and practices are not likely to create a material adverse impact on the Company.
Under the Company's Board Governance Guidelines the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to the various board committees as described in the committee charters.
Code of Conduct
Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at http://www.hermanmiller.com/about-us/who-is-herman-miller/policies-and-legal-stuff/corporate-code-of-conduct.html. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed. The Code of Conduct was last modified in December 2009. The Code of Conduct is reviewed annually and there were no modifications or waivers to the code in fiscal 2013. The Code of Conduct meets the requirements of the NASDAQ listing standards.
Determination of Independence of Board Members
As required by our Board Governance Guidelines, our Board has determined that each of our directors, other than Mr. Walker, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules. Our Board also determined that each member of the Audit Committee, Executive Compensation Committee, and Nominating and Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

Herman Miller, Inc., and Subsidiaries 13

Corporate Governance and Board Matters (continued)
Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. The Annual Meeting of Shareholders is held via the Internet, and the directors are encouraged to join the webcast. Nine of our directors did so for our 2012 Annual Shareholders' Meeting. During fiscal 2013, the Board held four meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions, without the presence of management, at the conclusion of each regularly scheduled Board meeting.
Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.
Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.
Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Board Governance Guidelines explain that the Company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Nominating and Governance Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, and experience as a senior executive of a public company. The Nominating and Governance Committee may consider such factors as race and gender as well as various industry experience in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Nominating and Governance Committee is responsible with the Board for assessing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.
Other than the procedural requirements described above, the Board has not adopted a policy with regard to the consideration of director candidates nominated by shareholders. The Board believes that all candidates, by whomever nominated, should be evaluated in the same manner and under the same standards.

14 2013 Proxy Statement

Corporate Governance and Board Matters (continued)
Information about the Nominees and Directors
Certain information with respect to the nominees for election at the Meeting, as well as each of the other Directors, is set forth below and on the following pages, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the Company. Additional information about each continuing Director is also included that describes some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

Nominees for Election as Director For Term to Expire in 2016
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Lisa A. Kro, 48	2012	Co-Founder, Managing Director and CFO	Famous Dave's of America
		Mill City Capital L.P. since April 2010
		Managing Director and CFO, Goldner Hawn Johnson & Morrison
		September 2004 to March 2010

Ms. Kro, a Certified Public Accountant, is a founding partner of Mill City Capital, L.P., where she is Chief Financial Officer and Managing Director. From September 2004 to March 2012, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison. Prior to joining Goldner Hawn she was a partner at KPMG LLP, an international public accounting firm. Ms. Kro was first appointed to the Board on January 18, 2012.
Ms. Kro's service in auditing as well as her experience in the finance and capital environments enables her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including service as the financial expert of the audit committee of another publicly traded company, brings an additional level of oversight to the Company's financial accounting controls and reporting; accordingly, the Board recommended her nomination for re-election as a director.

Dorothy A. Terrell, 68	1997	Founder and Managing Partner, FirstCap Advisors	General Mills, Inc.
		since October 2010
		Venture Partner, First Light Capital
		from April 2003 to 2010

Ms. Terrell is the Founder and Managing Partner of FirstCap Advisors, a venture capital and advisory firm committed to helping innovative technology companies move successfully through the critical early stages of product and business development. Prior to this she was a Partner at First Light Capital, a venture capital fund investing in early stage products and service companies in enterprise software and integration, communications and business-to-business e-commerce. Concurrent with her service to First Light Capital, she was President and CEO of the Initiative for a Competitive Inner City, a national not-for-profit organization. Ms. Terrell has over twenty five years of experience in the technology industry. At NMS Communications she was Senior Vice President of Worldwide Sales and concurrently President of Platforms & Services Group. She was also a Corporate Officer at Sun Microsystems, Inc. and President of its subsidiary, SunExpress.
Ms. Terrell's experience as a senior executive, her knowledge and service in the technology arena and service to other boards led the Board of Directors to recommend that she continue to serve as a director.

David O. Ulrich, 58	2001	Professor, University of Michigan since 1982	None

Dr. Ulrich has served as a professor of Business Administration at the University of Michigan since 1982. He also provides counsel to more than half of the Fortune 200 companies, focusing on strategic management and competitive advantage issues as well as human resource management, leadership culture and talent. He has published twenty seven books and hundreds of articles on these and related topics.

Dr. Ulrich's academic research and consulting on strategic management and other business issues, among other factors, contributed to the recommendation by the Board of Directors that his service continue as a director.

Herman Miller, Inc., and Subsidiaries 15

Corporate Governance and Board Matters (continued)

Nominees for Election as Director For Term to Expire in 2016 (continued)
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Michael A. Volkema, 57	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
		since October 2000	Champion Enterprises, Inc.
			Applebee's

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000. He also served as CEO and President of the Company. Mr. Volkema has more than twenty years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies and industry experience. These factors contributed to his recommendation by the Board for continued service as a director.

16 2013 Proxy Statement

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2015
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

David A. Brandon, 61	2011	Athletic Director, University of Michigan	Domino's Pizza, Inc.
		since March 2010	DTE Energy Company
		Chairman & CEO, Domino's Pizza, Inc.	Kaydon Corporation
		March 1999 to March 2010	The TJX Companies
			Burger King, Corp.
			Northwest Airlines

Mr. Brandon is the Director of Intercollegiate Athletics at the University of Michigan, where he has served since March 2010. Prior to that he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., an international pizza delivery company operating over 9,000 stores in over 60 countries. Mr. Brandon was also President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998 and Chairman of its Board of Directors from 1997 to 1998. Mr. Brandon was first appointed to the Board in February 2011.

Mr. Brandon's 22 years of experience as a Chief Executive Officer of two publicly-traded companies, his experience in global brand management and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, 59	2002	Managing Director, Santé Health Ventures	Emageon
		since June 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.
Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, 48	2005	Vice President, Nike Global Design,	None
		since January 2010
		Vice President, Footwear Design, Converse, Inc.
		March 2008 to January 2010

Since joining Nike, Inc. in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Vice President of Global Design inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board discussions and decisions.

Herman Miller, Inc., and Subsidiaries 17

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2014
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Mary Vermeer Andringa, 63	1999	President and Chief Executive Officer	None
Vermeer Corporation since February 2003

Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. Ms. Andringa's tenure with Vermeer Corporation has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over thirty years of manufacturing experience, Ms. Andringa is immediate past Chair of the National Association of Manufacturers which represents over 10,000 U.S. based manufacturing entities.
Ms. Andringa's experience as a Chief Executive Officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives as well as her involvement in international product sales and distribution provides an important resource to management and the Board of Directors.

J. Barry Griswell, 64	2004	President, Community Foundation of Greater	Och-Ziff Capital Management
		Des Moines since July 2008	Group LLC
		Chairman of the Board, Principal Financial	ING U.S. Inc.
		Group, Inc. and Principal Life	National Financial Partners Corp.
		January 2002 to December 2008	Principal Financial Group,
Inc. and Principal Life

Mr. Griswell is the former Chairman and Chief Executive Officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than thirty years of financial services experience, Mr. Griswell was the President and CEO of MetLife Marketing Corporation prior to joining the Principal Financial Group. He is a former director of the Principal Financial Group and non-executive chairman of its board of directors. Mr. Griswell is currently a director of National Financial Partners Corp and Och-Ziff Capital Management where he serves as the chair of the Executive Compensation Committees of both companies .
Mr. Griswell's financial expertise, governance experience and service as an executive of a publicly traded corporation make him a key contributor to the Board of Directors.

James R. Kackley, 71	2003	Chairman of the Board, Perficient, Inc.	Perficient, Inc.
		since November 2011	Orion Energy Systems, Inc.
		Chairman of the Board, Orion Energy Systems, Inc.	PepsiAmericas Inc.
		since August 2010	Ryerson, Inc.
President and Chief Operating Officer,
Orion Energy Systems, Inc. July 2009 to May 2010

Mr. Kackley was elected Chairman of the Board of Perficient, Inc. in 2011. He also serves as Chairman of the Board of Orion Energy Systems, Inc. after having served as President and Chief Operating Officer. Prior to joining the Board of Directors of Herman Miller, Inc., Mr. Kackley served as the Chief Financial Officer for Andersen Worldwide until 1999. He was a Certified Public Accountant and the Managing Partner for Arthur Andersen for a number of its regional office groups including Northern Florida and the Midwest Region. Mr. Kackley is a member of the Board of Directors' Audit Committee and the Audit and Nominating and Governance Committees of Perficient, Inc. He also served on the Audit Committees of PepsiAmericas Inc., Orion Energy Systems, Inc. and Ryerson, Inc.
Mr. Kackley's financial and accounting expertise, his previous experience as a Certified Public Accountant, and service as a director of other leading U.S. companies allows him to provide valuable input to management and the Board of Directors.

18 2013 Proxy Statement

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2014 (continued)
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years

Brian C. Walker, 51	2003	President and Chief Executive Officer	Briggs & Stratton Corporation
Herman Miller, Inc. since July 2004

Since 2004, Mr. Walker has served as President and Chief Executive Officer of the Company. Previously, he held other executive leadership positions with the Company having served as the Chief Operating Officer of Herman Miller Inc., President of Herman Miller North America and Chief Financial Officer. Mr. Walker is a Certified Public Accountant and serves on the Detroit Board of Directors of the Federal Reserve Bank of Chicago and as Chair of the Audit and Compensation Committees of Briggs & Stratton Corporation.
Mr. Walker is the only member of Company management on the Board of Directors, which provides an important link to the Company's ongoing business operations and challenges. Moreover, Mr. Walker's knowledge of the Company's history and culture, operational and executive leadership roles with the Company, accounting acumen and governance experience make him an important contributor to Board deliberations.

The Nominating and Governance Committee has not received any recommended nominations from any of our shareholders in connection with our 2013 Annual Meeting. Except for Ms. Kro, who was appointed to our Board in 2012, the nominees who are standing for election as directors at the 2013 Annual Meeting are incumbent directors, and each nominee was recommended by the Committee. Ms. Kro was recommended to serve as a director by the Company's Chief Executive Officer.

Herman Miller, Inc., and Subsidiaries 19

Board Committees
Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:
Nominating and Governance Committee
We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), Mary V. Andringa and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the Chairman of the Board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The Committee met four times during the last fiscal year.
Audit Committee
We have an Audit Committee comprised of James R. Kackley (chair), Douglas D. French and Lisa A. Kro. Mr. Kackley is qualified as and serves as the “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls and risk management on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year. The June 2013 meeting included an annual review of the Committee's written charter.
Executive Compensation Committee
We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), David A. Brandon and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, approves the grants of employee stock options and other equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement. The Committee met four times during the last fiscal year.
Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, James R. Kackley and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met four times during the last fiscal year.
Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

20 2013 Proxy Statement

Report of the Audit Committee
The Audit Committee's purpose is to oversee the accounting and financial reporting processes of the company; the audits of the company's financial statements and management's assessment of the company's internal controls; the qualifications of the public accounting firm engaged as the company's independent registered public accounting firm; and the performance of the company's internal auditors and independent registered public accounting firm. The Committee's function is more fully described in its charter, which the Board has adopted and is available on the Company's web site at http://www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.
Management is responsible for the preparation, presentation, and integrity of the company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for auditing and providing an opinion on the effectiveness of the company's internal control over financial reporting.
We have reviewed-and discussed with management and Ernst & Young LLP-the company's audited financial statements for the year ended June 1, 2013, management's assessment of the effectiveness of the company's internal controls over financial reporting, and Ernst & Young LLP's evaluation of the company's internal controls over financial reporting.
We have discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst and Young LLP's communications with the Audit Committee regarding independence and we have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company's Form 10-K Report for the year ended June 1, 2013, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2014. The Board is recommending that shareholders ratify that selection at the annual meeting.

James R. Kackely (chair)	Douglas D. French	Lisa A. Kro

Herman Miller, Inc., and Subsidiaries 21

Compensation Discussion and Analysis
Executive Summary of Fiscal 2013 Compensation
Fiscal 2013 represented the third consecutive year of increased sales and an increase of roughly 3% from fiscal 2012. For the year, the Company reported operating earnings of $114.9 million and diluted earnings per share of $1.16. Cash flows from operations increased by more than 50% from fiscal 2012, and the Company increased its quarterly dividend twice during fiscal 2013. Beyond these positive financial results, in the fourth quarter of fiscal 2013 the Company completed the acquisition of the Maharam Fabric Corporation, a premier design brand in commercial interiors.
As noted above, at last year's annual shareholders' meeting, more than 98% of the advisory votes cast on our executive compensation were in favor of our named executive officer compensation, as disclosed in our proxy statement. While no fundamental changes to our executive compensation program are deemed necessary, the Executive Compensation Committee ("Committee") has made several changes to our Long Term Incentive grants for fiscal 2014, and the Company is asking our shareholders to approve an updated 2013 Executive Incentive Cash Bonus Plan, as described above in this proxy statement. The Committee believes that the performance of the executive compensation programs during 2013 was consistent with our compensation philosophy and objectives and was appropriate in light of the Company's performance.
Overview of Compensation Program
The Committee is responsible for establishing the executive compensation programs at Herman Miller, Inc. The Committee seeks to ensure that the compensation paid to the Company's corporate officers is fair, reasonable, competitive and consistent with our compensation philosophy.
The Company is required to provide information regarding our compensation policies and decisions for our President and Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the three other most highly compensated executive officers. We refer to our CEO, CFO and the other highly compensated executive officers, for whom disclosure is required, collectively as our “Named Executive Officers” or “NEOs.” This Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.
The Executive Compensation Committee
The Committee is comprised of three directors, each qualifying as an independent director under NASDAQ's listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under Herman Miller's corporate governance guidelines, each member qualifies as an outside director for purposes of Section 162(m) and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.
The Committee's primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of Company officers, including the NEOs, and to act as the administrative committee for the Company's key executive compensation plans.
The Committee is responsible for recommendations to the full Board with respect to all aspects of the annual compensation of the Company's President and Chief Executive Officer. The Committee, based upon recommendations from our CEO, approves the annual compensation for all other Corporate Officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and Chief Executive Officer establishes the base salary of all other Company executives. The Committee establishes any performance objectives for the Incentive Cash Bonus Plan and the equity-based compensation plans, which cover the President and Chief Executive Officer, Corporate Officers, and executive employees of the Company.
The Committee does not set compensation for the Board of Directors. The Nominating and Governance Committee is responsible for reviewing, and recommending to the Board of Directors, the amount and form of payment of director compensation.
Compensation Philosophy and Objectives
Our compensation philosophy, as formulated by management and endorsed by the Committee and by our Board of Directors, is to allow for an appropriate level of risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and Company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•	Link a material portion of executives' total annual compensation directly to the Company's performance

•	Reinforce our values, build corporate community, and focus employees on common goals

•	Align the interests of executives with the long-term interests of shareholders

•	Attract, motivate, and retain executives of outstanding ability

The compensation program is intended to provide executives, who are judged to perform their duties at a proficient level, with compensation that approximates the market median compensation for their positions based upon the data provided by our independent compensation consultants (as described later in the Benchmarking of Compensation section). The compensation program is also intended to have the portion of a Corporate Officer's compensation determined by the Company's performance increase as the responsibility and authority of the Corporate

22 2013 Proxy Statement

Compensation Discussion and Analysis (continued)
Officer increases. The Committee believes that the compensation program, through the use of base salary, annual incentive cash bonus and long-term incentives, operates in a manner consistent with these objectives and rewards performance that generates both consistent and long-term enhancement of shareholder value. The compensation program and its various elements are described in more detail in the section entitled Elements of the Compensation Program.
External Consultants
The Compensation Committee has the authority and sole discretion to select independent compensation consultants, legal consultants and other advisors to provide it independent advice. During fiscal 2013, the Committee retained Pearl Meyer and Partners as independent compensation consultants to the Committee with respect to the compensation paid to our Corporate Officers. Pearl Meyer was not permitted to provide other consulting services to the Company. The independent services, which Pearl Meyer provided to the Committee, included reviewing the elements of compensation of the President and Chief Executive Officer, as well as the other Corporate Officers and comparing those elements to the Company's compensation philosophy and objectives and to market practices for such compensation. Pearl Meyer concluded that the compensation program established for those officers is consistent with the Company's compensation philosophy and objectives and with market practices.
The Company in fiscal 2013, with the approval of the Committee, retained Meridian Compensation Partners LLC to provide marketplace compensation data and compensation consulting services to management for employees other than the Corporate Officers and, from time to time, other specialized work as may be required, such as conducting a review of retirement or other benefit programs.
Benchmarking of Compensation
Pearl Meyer provides the Committee with benchmarking data, market practices and trends, peer group selection and pay for performance evaluation to provide appropriate context for the Committee's deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO's recommendations with respect to Corporate Officers are based on the Pearl Meyer information, his evaluation of the individual's performance, the Company's performance and other factors. The Committee's approval of the CEO's recommendations as to the compensation of Corporate Officers (other than the CEO) is based upon the Committee's review of the information from Pearl Meyer relative to market pay, advice from Pearl Meyers and their own judgment, including their judgment on the relative performance of both the Company and its executives. Based upon these same factors relative to the CEO's performance, the Committee makes a recommendation to the full Board for the CEO's compensation. The Board of Directors determines the compensation of the CEO.
Pearl Meyer compares the base salary, target total cash and target total direct compensation of each Corporate Officer to the 25th, 50th (market median) and 75th percentile of the Published Survey Data for a comparable benchmark position. Each of the compensation elements is explained in more detail below. Positions are benchmarked based upon comparability of responsibilities and the annual revenues of the operations managed.
The Committee reviews executive compensation tally sheets provided by Pearl Meyer with respect to each Corporate Officer which reflect the total direct compensation to the NEOs and also information relating to all other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that the Company's compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.
In April of 2013 the Committee adopted a specific peer group for use both in benchmarking compensation and for measuring performance under the TSR Performance Share Unit Awards described below. The Committee chose to use a combination of peer group specific data and Published Survey Data for purposes of establishing compensation levels. The Committee believes this methodology is appropriate as it minimizes the potential volatility of market pay data due to changes in database/survey participation or mergers/acquisitions; lessens the impact that a single entity can have on the overall data; provides a more consistent result; and better reflects the market in which the Company competes for executive talent. The Committee believes the competitive market for executive talent in which the Company operates is the general corporate talent market, not just the specific peer group of companies.
The companies in our adopted peer group are as follows: Brunswick Corporation, Leggett & Platt, Inc., Lennox International, Inc., Polaris Industries, Inc., Steelcase, Inc., Aaron's Inc., Belden Inc., Acuity Brands, Inc., HNI Corporation, Hill-Rom Holdings, Inc., Tempur-Pedic International, Inc., Sealy Corp, La-Z-Boy, Inc., Kimball International, Inc., Furniture Brands International, Inc., Interface, Inc., Knoll, Inc., Select Comfort Corporation and Ethan Allen Interiors, Inc. Pearl Meyer used the Equilar electronic database for purposes of establishing benchmark compensation data of the peer group.
Pearl Meyer used the following survey sources to establish general industry benchmarks; Towers Watson Executive Compensation Database, Aon Hewitt Executive Total Compensation Database, Mercer Executive Database and Equilar Survey (collectively these are referred to as “Published Survey Data”). Pearl Meyer uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations managed by our individual Corporate Officers.
The entities within the Published Survey Data comparator groups used for cash compensation were not disclosed to the Company.

Herman Miller, Inc., and Subsidiaries 23

Compensation Discussion and Analysis (continued)
As stated above, the Committee for fiscal 2014 has adopted a combined benchmark of a specific peer group and Published Survey Data. Prior to 2014, the committee primarily relied on Published Survey Data for purposes of benchmarking compensation levels.
Elements of the Compensation Program
Our Corporate Officer compensation package includes five distinct elements:

1.	Base Salary

2.	Annual Executive Incentive Cash Bonus

3.	Long-Term Equity Incentives

4.	Retirement and Health Benefits

5.	Perquisites and Other Executive Compensation Plans
The first two elements form an executive's total cash compensation and the first three elements form an executive's total direct compensation package. It is the Company's goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer's total direct compensation.
Each element of total direct compensation is benchmarked to the prevailing market and the peer group; however, globally, in certain circumstances local practices related to long-term incentives and bonuses may be significantly different than those applicable to the Company as a whole. In those circumstances, the Company emphasizes consistency in the application of its long-term incentive programs and adjusts base and bonus so as to maintain total direct compensation in an amount that is consistent with the Company's compensation philosophy. The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with a total direct compensation package that approximates the market median compensation for such position based upon the data provided by Pearl Meyer. However, because of the performance based nature of the Annual Executive Incentive Cash Bonus and the Long-Term Equity Incentives, actual compensation of the NEOs may vary from market rates, from year to year.
The Committee determined that the total direct compensation (base salary, target incentive cash bonus and target long-term incentive grant) for each NEO for 2013, and as approved for fiscal 2014, is within the benchmarked range, given the NEO's performance and position.
Base Salary
The CEO evaluates each of the Corporate Officers annually and makes recommendations to the Committee for base salary. The base salary of the CEO is set by the Board of Directors. In general, but subject to individual circumstances, base salaries reflect market rates for comparative positions and the NEO's historical level of proficiency and performance. The base salary of NEOs assessed by the CEO and the Committee to be proficient, is generally targeted at the market median of the Published Survey Data and peer group data. The base compensation of NEOs with less experience in general would be below the market median and those judged to be performing at a level higher than proficient generally would be above the market median. The Committee in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Base Salary in Fiscal 2013
The Committee and Board of Directors on July 17, 2012, approved the following base salaries of the NEOs for fiscal 2013.

•
The Board of Directors approved an increase in the base salary of Brian Walker, President and Chief Executive Officer to $800,000 (8.1%) which reflects the Board's determination that he had made a significant contribution in managing the Company through the recession and in continuing implementation of the Company's long term strategy.

•
The Committee approved an increase in the base salary of Greg Bylsma, Chief Financial Officer to $375,000 (7.1%). The increase in Greg Bylsma's base salary for fiscal 2013 reflects his accelerated progress in gaining experience and effectiveness as Chief Financial Officer.

•
The Committee approved an increase in the base salary of Ken Goodson, Executive Vice President-Operations to $295,000 (3.5%). This increase reflects the fact that he is proficient in his role as head of operations.

•
The Committee approved an increase in the base salary of Andy Lock, President Herman Miller International to $380,000 (6.2% - the percentage increase of which is measured in pounds sterling). This increase reflects Mr. Lock's development in his role as President of Herman Miller International, his continued accelerated implementation of the Company's international strategy, the improvement in the financial and operational metrics of Herman Miller International and that his base salary is approaching market median.

•
The Committee approved an increase in the base salary of Curt Pullen, President of Herman Miller North America to $375,000 (2.7%). Mr. Pullen completed his second full year as President of North American Office and Learning Environments. This increase reflects the Committee's determination that he had continued to grow in his role and that his performance helped drive an increase in the Company's North American market share.

Each of the base salaries set for the NEOs by the Committee were within the range established for their performance and position.

24 2013 Proxy Statement

Compensation Discussion and Analysis (continued)
Base Salary in Fiscal 2014
The Committee and Board of Directors on July 15, 2013 approved the following changes in the base salaries of the NEOs for fiscal 2014.

•
The Board of Directors approved an increase in the base salary of Brian Walker, President and Chief Executive Officer to $840,000 (5.0%) which reflects the Board's recognition of Mr. Walker's continuing significant contributions.

•
The Committee approved an increase in the base salary of Greg Bylsma, Chief Financial Officer to $395,000 (5.3%). The increase in Greg Bylsma's base salary for fiscal 2014 reflects his salary being below median for comparative positions, his accelerated progress in gaining experience and effectiveness as Chief Financial Officer and his added responsibilities in connection with managing the Company's operations.

•
The Committee approved an increase in the base salary of Andy Lock, President Herman Miller International to $385,000 (2.6% - the percentage increase of which is measured in pounds sterling). This increase reflects Mr. Lock's development in his role as President of Herman Miller International, his continued accelerated implementation of the Company's international strategy as well as the performance of our international business.

•
The Committee approved an increase in the base salary of Curt Pullen, President of Herman Miller North America to $395,000 (5.3%). This increase reflects the Committee's determination that he has continued to grow in his role, that his performance helped drive an increase in the Company's North American market share and that his compensation has been below market median for comparable postitions.

Each of the base salaries set for the NEOs by the Committee were within the range established for their performance and position.
Ken Goodson resigned as a corporate officer in July 2013. He will continue to provide strategic advice and counseling concerning operational and logistics matters. The Committee approved a 2 year arrangement with Mr Goodson under which he will receive an annual base salary of $250,000 for such services. In connection with this arrangement Mr Goodson was also awarded a Restricted Stock Unit grant having a value as of the date of grant of $150,000. He will no longer participate in company's Incentive Cash Bonus plan and has entered into non-competition agreement with the company.
Annual Executive Incentive Cash Bonus
The annual executive incentive cash bonus for the Corporate Officers is paid pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected executives based upon the performance of the Company (and in some cases various business units) during the fiscal year. The annual Incentive Cash Bonus is reported in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Compensation.” Payments are made following the end of the fiscal year.
Under the Executive Incentive Cash Bonus Plan a participant is assigned an Incentive Cash Bonus target expressed as a percentage of his or her base pay. The actual Incentive Cash Bonus amount paid with respect to any year may range from 0 to 2 times the target based upon the relative achievement of the targets described below. The Committee sets the targets annually. The Incentive Cash Bonus earned by participants is expected, over time, to average 100% of his or her individual target. The target Incentive Cash Bonus percentage for the NEOs generally is set so that the incentive cash bonus at on-target performance will equal 100% of the market median bonus amount for comparable positions, although as explained earlier, base pay and bonus may be adjusted in order to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior corporate officers more variable with the Company's performance.
The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except that those elements of the plan relating to the CEO (including target percentage payment) are approved by the Board. The Committee approves participants in the Plan, the target payment percentage, the performance goals and mechanics of the plan. The Audit Committee at the end of each fiscal year approves the calculation of results for the year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation.

Incentive Cash Bonus for Fiscal 2013
The measure of performance for the Incentive Cash Bonus in fiscal 2013 was EVA. EVA in general terms is equal to net operating income after subtraction of taxes and a charge for capital. The actual bonus payment is determined by comparing the actual EVA improvement achieved by the Company against the expected improvement established by the committee at the start of the fiscal year. The interval was the dollar amount of EVA change, either above or below the expected improvement, necessary to either double the EVA bonus amount or reduce it to zero.

Herman Miller, Inc., and Subsidiaries 25

Compensation Discussion and Analysis (continued)
For fiscal 2013, the corporate EVA target established by the Committee was $36.2 million. The cost of capital in fiscal 2013 was 10.5%. The Committee also approved basing a portion of certain NEO's incentive cash bonus on business unit operating results. The payment target percentage for our NEOs are listed below. The incentive cash bonuses for Brian Walker and Greg Bylsma remained 100% based upon consolidated EVA for the entire Company. The incentive cash bonus for Andy Lock, Ken Goodson and Curt Pullen were 25% based upon the modified EVA driven metrics of their respective business units and 75% upon consolidated EVA. Business unit EVA and specific functional goals were then limited such that they could not exceed the corporate EVA multiple plus 100 basis points in the case of Andy Lock and Curt Pullen and the corporate EVA multiple plus 50 basis points in the case of Ken Goodson. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.
The EVA performance actually achieved by the Company on a consolidated basis was .7748 times the target. The EVA bonus amounts earned by the NEOs for fiscal 2013 was as follows:.

Name		Bonus Amount Paid	Bonus Amount Deferred(1)
Brian Walker	100%	$564,331	$49,072
Greg Bylsma	65%	$172,138	$14,969
Ken Goodson	65%	$169,592
Andy Lock	65%	$152,381
Curt Pullen	65%	$199,130	$22,125
(1) - This amount represents the portion of the bonus the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.

Incentive Cash Bonus for Fiscal 2014
For fiscal 2014, subject to shareholder approval, the Committee has approved a new Executive Incentive Cash Bonus Plan. The bonus range under the new plan will continue to be 0 to 2 times the target bonus. The measure of performance will change from EVA to earnings before interest, taxes, depreciation and amortization (EBITDA). The primary reason for this change is to better align the annual cash bonus to the Company's strategy of organizing around operating units and vertical markets. The Committee believes that in support of this strategy it is important to tie a significant portion of the executives' annual incentive to the performance of the various operating units and vertical markets for which they are responsible. Determination of EVA at the operating unit and vertical market level is more difficult than is determination of EBITDA. Moreover, the precise allocation of capital to the various operating units and vertical markets is difficult. The terms of the plan and a more detailed statement of the reasons for the Committee's recommendation are found in the Proposal to Approve the Herman Miller, Inc. Executive Incentive Cash Bonus Plan section of this Proxy Statement.
The corporate EBITDA target established by the Committee for fiscal 2014 is $213 million of EBITDA. A variation of $42.6 million in either direction from the target will either double the target bonus or reduce it to nil. The Committee has again approved basing a portion of certain NEOs' incentive cash bonus on business unit operating results. The payment target percentage for the NEOs remained unchanged from 2013. The incentive cash bonus for Brian Walker and Greg Bylsma is 100% based on consolidated EBITDA for the entire Company. The incentive cash bonus for Andy Lock and Curt Pullen will be based 25% on the business unit operating metrics of their respective business units and 75% upon consolidated EBITDA. The business unit metric component of the cash bonus will be limited such that it cannot exceed 200% and the blended multiple will be limited such that it cannot exceed the corporate EBITDA multiple by 100 basis points. In all cases the cash bonus cannot be paid unless the corporate EBITDA is positive and total cash bonus payouts are limited such that they cannot exceed 200% of target. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.
Long-Term Incentives
In fiscal 2012 our shareholders approved our 2011 Long-Term Incentive Plan (LTI Plan). The plan authorizes the Company to issue stock, restricted stock, options, restricted stock units, and other forms of equity-based compensation (Long-Term Incentive Grants). The key objectives of making Long-Term Incentive Grants under the LTI Plan are:

•	To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.

•	To provide an appropriate equity award to the next level of executives where market data would support their inclusion in an annual equity award plan.

•	To assist the achievement of our share ownership requirements.

•	To attract, retain and reward key employees.

26 2013 Proxy Statement

Compensation Discussion and Analysis (continued)
We believe that a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executives have a significant stake in the long-term success of Herman Miller. The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants under the LTI Plan, except that the Board approves the grants to the CEO.
The Committee and the Board at their June and July meetings normally take four actions in connection with establishing the compensation for each NEO. They: (a) set the target value for the LTI awards for the current fiscal year, (b) determine the types of awards to be used, (c) establish the performance criteria, if any, for receiving the awards and (d) grant the awards for the just completed fiscal year. In granting the awards the Committee determines if any applicable performance measures have been met.

LTI Awards Made in Fiscal 2013
At the July 2012 meeting the Committee and Board awarded annual LTI grants for the just completed 2012 year. The annual LTI grants awarded in July 2012 (fiscal 2013) were divided; one-third restricted stock units, one-third market priced stock options, and one-third as selected by the participant. The value of the LTI grants awarded (including options and restricted stock units) in July 2012 as a percent of base salary was 250% for Brian Walker, 100% for Greg Bylsma, Curt Pullen, and Ken Goodson and 75% for Andy Lock. These levels are unchanged from fiscal 2012.

The following table discloses the awards made to each of our NEOs in July 2012 (fiscal 2013) based upon fiscal 2012 performance.

Name	Number of Options	Option Exercise Price	Restricted Stock Units
Brian Walker	189,307	$18.17	33,939
Greg Bylsma	17,907	$18.17	12,842
Ken Goodson	14,582	$18.17	10,457
Andy Lock	27,438	$18.17	4,919
Curt Pullen	18,675	$18.17	13,392

The key features of the restricted stock units and options awarded in fiscal 2013 are as follows:

Restricted Stock Units: The restricted stock units (RSU) consist of units representing the right to receive shares of Herman Miller, Inc. common stock. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after three years. If the employee leaves the Company for any reason other than death, disability, retirement or termination without cause, during the three year vesting period any unvested units are forfeited. If an employee dies or becomes disabled the units vest immediately and if an employee retires during the first 12 months after grant, one-twelfth of the grant will be eligible for vesting for each month that the employee was employed after the grant date. If an employee retires after the initial 12 months, the units will vest in full. If an employee is terminated for reasons other than cause during the three year period then a prorated portion of the units will vest. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units.
Stock Options: The options vest equally over three years, have a ten year life and are priced at fair market value on the date of grant.

The Committee and Board in June and July 2012 also approved a special grant of Performance Share Stock Unit awards, to the CEO and other members of the Executive Leadership Team. Brian Walker received 20,000 performance units, Greg Bylsma, Andy Lock and Curt Pullen each received 7,500 performance units and Ken Goodson received 5,000 performance units. The value of the performance unit awards for each NEO was established by the Committee and Board at an on target grant value as described in the Performance Share Unit Awards section below. As a transition to the new LTI awards discussed below, the Committee and Board approved the awards as a one-time grant in connection with the Company's adoption of its new 3 year strategic plan, as performance based grants to better align the total LTI grants to the objectives of the strategic plan.

Herman Miller, Inc., and Subsidiaries 27

Compensation Discussion and Analysis (continued)
Performance Share Unit Awards: The value added performance share units (PSU) are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after either three years or five years, if certain EBITDA (earnings before interest, taxes, depreciation and amortization) tests are met. The PSU provides that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon over or under performance of the established EBITDA goal. The EBITDA goal for on target vesting is a 3 year average EBITDA of $209 million, and no shares vest if the 3 year EBITDA average is below $190 million and 200% of the target grant vests if the 3 year EBITDA average is more than $238 million. The PSU also grants the Committee the option to extend the performance period to a total of five years; however, if the extension is granted no more than 34% of the target grant may vest. If the employee leaves the Company for any reason other than death, disability, retirement or termination without cause, during the three year vesting period any unvested units are forfeited. If an employee retires during the first 12 months after grant, one-twelfth of the grant will be eligible for vesting for each month that the employee was employed after the grant date. If an employee retires after the initial 12 months, all units will be eligible for vesting. If an employee dies, becomes disabled or is terminated for reasons other than cause during the three year period then a prorated portion of the units will be eligible for vesting. PSUs convert into shares after they vest. Dividends do not accrue on the PSUs.

LTI Award Targets Established in Fiscal 2013
The Committee and Board for 2013 determined to transition to the use of two new types of equity awards in addition to options and RSUs which had been used in the past. The equity award program utilizes RSUs, Options, Herman Miller Value Added Performance Share Unit Awards, and TSR Performance Share Unit Awards. Target awards for fiscal 2013 performance were to be divided equally among RSUs, Herman Miller Value Added Share Units and TSR Performance Share Units for all participants except the CEO. The Committee and Board determined that the CEO's equity award would be divided equally among all four LTI award types. The decision to include options as a part of the CEOs award was based on the Committee and Board's belief the CEO should have a higher risk/reward profile than other Executive Officers and that including stock options as an element of the CEO's long-term incentive compensation would better align his financial risks and rewards with those borne by shareholders.
The Committee in April 2012 created a pool of shares from which the 2013 awards to selected participants could be made provided that certain operating results are achieved. The Committee retained the authority to award less than the full value of the pool even if the performance targets were met. The provisions of this arrangement are intended to meet the requirements of Internal Revenue Code section 162 (m) for the deductibility of certain compensation. The value of equity awards which could be made from the pool with respect to performance during fiscal 2013 was limited to a maximum of $2,500,000 with the requirement that the Company needed to achieve $3,000,000 of operating income after taking the charge for those awards. The participants in the pool were the NEOs. The results achieved by the Company in fiscal 2013 permitted granting of awards having the $2,500,000 maximum value. The Committee and Board have awarded the target equity awards established for 2013 which have a value of approximately $850,000.

LTI Awards Made in Fiscal 2014
The Committee at its June 2013 meeting and Board at its July 2013 meeting approved long term incentive awards for fiscal 2013 performance. The LTI awards that the Committee and Board approved consist of restricted stock units, options, Herman Miller Value Added Performance Share Units and TSR Performance Share units with the features described below. The aggregate value of these awards as a percent of base salary at target performance; are 250% for Brian Walker, 100% for Greg Bylsma and Curt Pullen and 75% for Andy Lock.
Herman Miller Value Added Performance Share Unit Awards: The Herman Miller value added performance share units are units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after either three years or five years, if certain Herman Miller Value Added tests are met. The awards provide that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon over or under performance against the established Herman Miller Value Added goal. The Herman Miller Value Added goals are established by the Committee. The Herman Miller Value Added goal for on target vesting is a 3 year average Herman Miller Value Added of $147 million, and no shares vest if the 3 year average Herman Miller Value Added for the period is below $130.4 million and 200% of the target grant vests if the 3 year Herman Miller Value Added average is more than $172 million. The awards also grant the Committee the option to extend the performance period to a total of five years; however if the extension is granted no more than 34% of the target grant may vest. If the employee leaves the Company for any reason other than death, disability, retirement or termination without cause, during the three year vesting period any unvested units are forfeited. If an employee retires during the first 12 months after grant, one-twelfth of the grant will be eligible for vesting for each month that the employee was employed after the grant date. If an employee retires after the initial 12 months, all units will be eligible for vesting. If an employee dies, becomes disabled or is terminated for reasons other than cause during the three year period then a prorated portion of the units will be eligible to vest. Performance share units convert into shares after they vest. Dividends do not accrue on the awards.

28 2013 Proxy Statement

Compensation Discussion and Analysis (continued)
Herman Miller Value Added is defined as the Company's annual earnings before interest, taxes, depreciation and amortization (EBITDA) less a capital charge. The capital charge is determined annually by multiplying the company's capital by its cost of capital. The determination of the cost of capital and EBITDA for purposes of the Herman Miller Value Added Performance Share Units is approved by the Committee. The cost of capital for the three year performance period is 10.00%.
TSR Performance Share Unit Awards: The TSR Performance Share Unit Awards are also units representing the right to receive shares of Herman Miller, Inc. at the end of the specified performance period. The TSR grants reflect the fair market value of the Company's common stock at the date of grant based upon a Monte Carlo valuation. These units cliff vest after three years if certain total shareholder return (TSR) tests are met. The awards provide that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon over or under performance of the established total shareholder return goals. The goals are established by the Committee. The TSR goal for an on target vesting is a 3 year average comparative TSR return number of 50. No shares vest if the 3 year average comparative TSR return is below 25 and 200% of the target grant vests if the 3 year average comparative TSR number exceeds 80. The vesting and forfeiture provisions related to an early termination of service are the same as those for the Herman Miller Value Added Performance Share Unit Awards.
TSR is the total shareholder return to Herman Miller shareholders including dividends and share price changes that occur during a fiscal year. TSR performance is determined by comparing the Company's TSR to a peer group of companies. The peer group of companies for 2014 is the same as the peer group used for purposes of benchmarking NEO compensation and those companies are listed above. The comparative TSR number is determined by comparing the Company's TSR with that of the average of the peer group. A comparative TSR number of 50 indicates that the Company's TSR for a year was the same as the average TSR of the peer group.
Restricted Stock Units and Stock Options: The restricted stock units and stock options have the same characteristics as those awarded in fiscal year 2013.

The following table discloses the awards made to each of our NEOs in July 2013 (fiscal 2014) based upon fiscal 2013 performance except for Mr. Goodson who received his award as a result of his transition previously described.

Name	Number of Options	Option Exercise Price	Restricted Stock Units	Herman Miller Value Added Performance Share Units	TSR Performance Share Units
Brian Walker	46,829	$28.74	17,397	17,397	13,296
Greg Bylsma			4,349	4,349	3,324
Ken Goodson			5,219
Andy Lock			3,263	3,263	2,494
Curt Pullen			4,349	4,349	3,324

LTI Award Targets Established for Fiscal 2014
The Committee at its June 2013 meeting and Board at its July 2013 meeting also established LTI award targets for fiscal 2014. The value of these award targets as a percent of base salary are 280% for Brian Walker, 115% for Greg Bylsma and Curt Pullen and 90% for Andy Lock.

LTI Award Performance Requirements for Fiscal 2014
The Committee in June 2013 created a pool of shares from which the 2014 RSU awards to selected participants could be made provided that certain operating results are achieved. The Committee retained the authority to award less than the full value of the pool even if the performance targets were met. The provisions of this arrangement are intended to meet the requirements of Internal Revenue Code section 162 (m) for the deductibility of certain compensation. The value of equity awards which could be made from the pool with respect to performance during fiscal 2014 was limited to a maximum $5,000,000 with the requirement that the Company needed to achieve $4,000,000 of operating income after taking the charge for those awards. The participants in the pool were the Corporate Officers.

Hedging Policy
The Committee and the Board of Directors has adopted a policy prohibiting the Board of Directors and the Company's Section 16 Officers from hedging the economic risk of their ownership of the Company's stock, including options or other derivatives related to the stock.

Practices Concerning Grant Dates
Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year. The number of restricted stock units and Herman Miller value added performance share units are determined using the closing price for the Company's common stock on the date of grant, the number of options is based on the Black-Scholes valuation as of the date of the grant and the number of TSR awards

Herman Miller, Inc., and Subsidiaries 29

Compensation Discussion and Analysis (continued)
is based on a Monte Carlo valuation as of the date of grant. The Company does not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The Company's year-end financial information is normally disclosed through a press release in the fourth week of June. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.
Retirement and Health Plans
Health Plans
The Company maintains a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region.

Retirement Plans
The Company maintains broad based retirement plans available for all non-union employees in the United States. The Company as described below is in the process of transitioning all employees from defined benefit plans to defined contribution plans. Employees in England until February 29, 2012 and union members are covered by separate defined benefit retirement plans. The Company's retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all non-union U.S. employees.

The retirement plans include:

•	The Herman Miller, Inc. Retirement Income Plan

•	The Herman Miller, Inc. Profit Sharing and 401(k) Plan

•	The Herman Miller Limited Retirement Benefits Plan

Retirement Income Plan: The Herman Miller, Inc. Retirement Income Plan (Cash Balance Plan) is known as a hybrid plan. The Company closed the Cash Balance Plan to new hires beginning January 1, 2012. In March 2012, the Company announced its intention to eliminate future benefit accruals in the cash balance plan in September 2012, to transition plan participants to a new defined contribution plan and to subsequently terminate the plan. Under the Plan the Company accrues a benefit for the participant which is expressed as a fixed dollar amount (cash balance). The Company in the first quarter of fiscal 2013 credited each employee's account with an amount equal to 4% of his or her salary, up to the maximum salary level permitted by the Internal Revenue Service (currently $255,000). Each account is also credited with hypothetical interest earning pegged to a predetermined benchmark (for fiscal 2013 interest was credited at 3.18%). The Company beginning in June 2013 terminated plan contributions and intends to distribute the Plan's assets in October 2013.
Profit Sharing Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. The Company annually makes a contribution to the profit sharing portion based upon the Company's EVA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EVA results, the actual percentage contributed for fiscal 2013 was 2.32%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted. The Company normally matches up to half of the amount deferred by the employee up to the first 6% of the employee's compensation contributed. In connection with the plan to terminate the Cash Balance Plan, the Company for all new employees after January 1, 2012 began making a 4% core contribution to the 401k plan and beginning September 1, 2012 the Company changed the matching contribution to fully match employee contributions up to 3% of the employee's compensation contributed and began making a 4% core contribution to existing plan participant accounts.
Herman Miller Limited Retirement Plan: Herman Miller Limited, the Company's wholly owned UK subsidiary until February 29, 2012, maintained an average final pay pension plan for all of its retirees. Beginning March 1, 2012, Herman Miller Limited froze the plan and in its place introduced a defined contribution plan which provides for an age related fixed company contribution and a company matching contribution. The fixed company contribution for employees who were covered by the frozen plan varies between 2.8% and 6.4% of the employee's eligible compensation depending upon age. The fixed company contribution for employees who were hired after March 1, 2012 is 2.4% of the employee's eligible compensation. In addition, the company will match an employee's contributions up to an additional 2.8% of eligible compensation. Under the now frozen plan each employee is entitled to a normal basic pension equal to an equivalent of 1/70th of final pensionable salary for each complete year of service. The pension is subject to a maximum of 40/70ths of final pensionable salary.
Perquisites and Other Executive Compensation Plans
Perquisites
The Company believes it is conservative in its approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites, and the Committee has adopted a policy that specifically restricts the use of corporate aircraft for non-business

30 2013 Proxy Statement

Compensation Discussion and Analysis (continued)
purposes. We provide a limited number of perquisites to Corporate Officers. The Company normally provides each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. In fiscal 2013 the dollar amount of the benefits used was approximately $36,000 for the CEO and $12,000 or less for each of the other NEOs.
The Company does not normally provide non-business-related use of chartered aircraft for Corporate Officers and none was provided in 2013.
The Company in 2013 did provide the NEOs and all other Corporate Officers with the opportunity to purchase certain additional disability insurance and to obtain comprehensive physicals paid for by the Company.

Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2008. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All of the NEOs are currently able to participate, except Andy Lock due to his employment outside the United States. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts the Company would have contributed to the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(k) Plan had the employee's compensation not been above the statutory ceiling (currently $255,000). Investment options under this plan are the same as those available under the 401(k) Plan except for Company stock which is not an investment option under this plan. Company contributions for amounts deferred in fiscal 2013 appear in the 2013 Summary Compensation Table under All Other Compensation.

Executive Long-Term Disability Plan
The plan covers 60% of the rolling two year average of executive incentive compensation. Executives are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive is disabled until age 65. The monthly benefit is capped at $10,000. The executive can maintain the plan by paying Unum, the provider, directly when they leave the Company.
Deductibility of Compensation
The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the Company's CEO, CFO and the other three most highly-paid executives. Under IRS guidelines compensation that qualifies as “performance based” is not subject to this limit. It is the policy of the Committee that compensation should meet the IRS tests for deductibility under Section 162(m). All of the compensation paid during fiscal 2013 was deductible under section 162(m), except for $115,000 of value received by Brian Walker from the vesting of a 2009 restricted stock grant.
Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the Company, as it helps link the interests of senior management and Company shareholders. Stock ownership requirements apply to the ten members of the Executive Leadership Team for the Company. Under these requirements, the President and Chief Executive Officer must own shares of Company stock with an aggregate market value of at least six (6) times base salary, Corporate Officers having a Long-Term Incentive Plan target equal to or greater than 100% of base salary must own shares of Company stock with an aggregate market value of four (4) times their respective base salaries and all other direct reports to the CEO must own shares with an aggregate market value of three (3) times their respective base salaries.
Ownership for the purpose of the guidelines is defined to include shares owned by the executives, his or her spouse, immediate family members residing in the same household, or a trust for any of the foregoing, as well as shares held in the Company's profit sharing and 401(k) plan, the spread in options, the value of performance shares, restricted stock and restricted stock units (both vested and unvested), and deferred accounts for his or her benefit. If an executive fails to meet the ownership guidelines 40% of the pretax spread value of vested restricted stock, performance shares, restricted stock units, deferred stock and 40% of the pretax spread value of exercised stock options must be retained in Company stock. Compliance with the requirements is determined each time an executive disposes of Company stock.
Impact of Prior Compensation in Setting Elements of Compensation
Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO's current total level of compensation. As described earlier the Committee uses tally sheets to track all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI plan.

Herman Miller, Inc., and Subsidiaries 31

Compensation Discussion and Analysis (continued)
Impact of Restatements Retroactively Impacting Financial Goals
The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.
Post−Employment Compensation
Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentive Bonus payments continue if the NEO leaves employment as the result of death, disability or retirement.
Termination and Retention Payments
All of the NEOs are “at will” employees. This means that they can be discharged at any time and for no reason. The Company has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than malfeasance or voluntary separation. For 2013 the severance payments for each NEO would have been equal to 18 months of base salary subject to the employee not competing with the Company during that period. The Committee's determination as to the amount of severance payments is the result of benchmarking our practices to the Published Survey Data. In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit the Company's employees during the salary continuation period.
Andy Lock in July 2010 received a special retention grant of 10,000 shares of Company stock. The grant cliff vests after 5 years provided that he is still employed by the Company unless special rules related to death, disability, retirement or termination without cause apply. In July 2012 Andy Lock received an additional retention grant of 2,000 restricted stock units and Greg Bylsma received a retention grant of 3,000 restricted stock units. Both grants cliff vest after 5 years provided that the recipient is still employed by the Company unless special rules related to death, disability, retirement or termination without cause apply.
Change in Control Agreements
Each NEO is party to a change in control agreement with the Company. In 2006 the Committee retained Frederic W. Cook to review the existing change in control agreements and to advise it on whether the continued use of such agreements was appropriate and if so whether the agreements were consistent with competitive practices. Frederic W. Cook advised the Committee that the continued use of change in control agreements is appropriate and that the amounts payable under the agreements were consistent with market practice. In 2006 the Company entered into new change in control agreements with the NEOs and certain other Corporate Officers and executives. (The form of change in control agreement is found under Exhibit 10 in the Company's Annual Report on Form 10-K for the fiscal year ended May 28, 2011).
The Committee believes that the use of change in control agreements is appropriate as they help ensure a continuity of management during a threatened take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.
The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)	David A. Brandon	John R. Hoke III

32 2013 Proxy Statement

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended June 1, 2013 (2013), June 2, 2012 (2012) and May 28, 2011 (2011). The details of the Company's executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian C. Walker	2013	791,692		980,072	1,233,335	613,403	51,157	115,033	3,784,692
President and Chief Executive Officer	2012	737,308		149,994	1,875,001	378,140	14,967	140,525	3,295,935
	2011	693,969			1,214,999	748,074	15,332	42,292	2,714,666
Gregory J. Bylsma	2013	371,539		424,124	116,664	187,107	26,736	30,060	1,156,230
EVP and Chief Financial Officer	2012	343,269		231,261	131,252	113,998	10,166	45,458	875,404
	2011	288,173		93,749	93,748	185,928	10,014	16,450	688,062
Kenneth L. Goodson	2013	293,615		280,854	95,002	169,592	65,940	29,759	934,762
EVP Operations	2012	282,981		303,747		125,039	25,551	31,709	769,027
	2011	263,172	15,000	182,256		170,533	26,399	16,464	673,824
Andrew J. Lock	2013	373,292		261,993	178,759	152,381	123,067	27,294	1,116,786
EVP and President, Herman Miller	2012	356,470		214,523	127,882	201,761	259,688	50,200	1,210,524
International	2011	337,069		296,747	123,748	232,690	149,135	52,188	1,191,577
Curtis S. Pullen	2013	373,615		379,608	121,668	221,255	42,506	40,647	1,179,299
EVP and President, North American	2012	362,981		277,070	160,416	176,738	14,428	51,408	1,043,041
Office and Learning Environments	2011	341,149		131,255	131,248	267,555	14,588	16,978	902,773

(1)
Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 10 of the Company's consolidated financial statements for the fiscal year ended June 1, 2013 included in our Annual Report on Form 10-K.

(2)
Includes the amounts earned in fiscal 2013 and paid in fiscal 2014 under the Executive Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis. Certain executives have elected to defer a part of the bonus under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding Company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(3)	Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company's Retirement Plans.

(4)
The amounts for fiscal 2013 for all other compensation are described in the table below. The amounts for 2011 reflect a reduction in the Company's Nonqualified Deferred Compensation Contribution in conjunction with the temporary compensation reductions for that year.

	Bundled Benefits(a)	Car allowance (UK only)	Dividends on restricted stock	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Nonqualified Deferred Compensation Contribution(b)	Total Other Compensation
Brian C. Walker	35,631			2,809		76,613	115,053
Gregory J. Bylsma	9,237			1,841		18,982	30,060
Kenneth L. Goodson	12,000			3,899		13,860	29,759
Andrew J. Lock(c)	10,328	16,966					27,294
Curtis S. Pullen	12,000			2,820		25,827	40,647

(a)
Bundled Benefits are provided on a calendar year basis and include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Benefits for Mr. Walker include the approved amount for calendar 2013 plus carryover for calendar 2012.

(b)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

(c)
Mr. Lock serves the company through its United Kingdom subsidiary. As such, his benefits are paid according to the benefits paid in the United Kingdom, which are different from the benefits in the United States. His benefits include medical insurance, car allowance, spouse travel, and contributions to a pension plan. All amounts are converted from GBP to USD.

Herman Miller, Inc., and Subsidiaries 33

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2013 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2013. The CD&A provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading LTI Grants Awarded in Fiscal 2013).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								All Other Stock Awards: Number of Shares of Stock of Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian C. Walker	07/17/12				0	20,000	40,000				363,400
	07/17/12							33,939			616,672
	07/17/12								189,307	18.17	1,233,335
		0	791,692	1,583,384
Gregory J. Bylsma	07/17/12				0	7,500	15,000				136,275
	07/17/12							12,842			233,339
	07/17/12							3,000			54,510
	07/17/12								17,907	18.17	116,664
		0	241,500	483,000
Kenneth L. Goodson	07/17/12				0	5,000	10,000				90,850
	07/17/12							10,457			190,004
	07/17/12								14,582	18.17	95,002
		0	190,850	381,700
Andrew J. Lock	07/17/12				0	7,500	15,000				136,275
	07/17/12							4,919			89,378
	07/17/12							2,000			36,340
	07/17/12								27,438	18.17	178,759
		0	243,868	487,736
Curtis S. Pullen	07/17/12				0	7,500	15,000				136,275
	07/17/12							13,392			243,333
	07/17/12								18,675	18.17	121,668
		0	242,850	485,700

(1)
Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets.

(2)
The performance share units represent shares of the Company's common stock and are to be issued to participants at the end of a future measurement period beginning in the year that performance shares are granted. The number of performance shares reflect the number of shares of common stock that may be issued if certain EBITDA (earnings before interest, taxes, depreciation and amortization) tests are met. The PSU provides that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon over or under performance of the established EBITDA goal.

(3)
The awards represent restricted stock units consisting of units representing the right to receive shares of Herman Miller, Inc. common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(4)	Each option has a term of ten years and vests pro rata over three years.

(5)	Stock options are awarded at an option price not less than the market value of the Company's common stock at the grant date in accordance with the LTI Plan.

(6)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718.

34 2013 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of June 1, 2013. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian C. Walker	06/27/05	18,709		33.517	06/27/15
	07/24/06	20,066		30.536	07/24/16
	07/24/07	67,750		31.840	07/24/17
	07/21/08	123,008		25.520	07/21/18
	07/19/10		59,681	17.300	07/19/20
	07/18/11	61,566	123,145	25.750	07/18/21	5,959	167,507
	07/17/12		189,307	18.170	07/17/22	34,566	971,650	20,000	562,200
Gregory J. Bylsma	06/27/05	2,495		33.517	06/27/15
	07/24/06	2,676		30.536	07/24/16
	07/24/07	2,724		31.840	07/24/17
	07/21/08	4,089		25.520	07/21/18
	07/19/10	4,992	4,604	17.300	07/19/20	5,564	156,404
	07/18/11		12,930	25.750	07/18/21	9,188	258,275
	07/17/12		17,907	18.170	07/17/22	16,135	453,555	7,500	210,825
Kenneth L. Goodson	06/27/05	7,796		33.517	06/27/15
	07/24/06	8,361		30.536	07/24/16
	07/19/10					10,817	304,066
	07/18/11					12,067	339,203
	07/17/12		14,582	18.170	07/17/22	10,650	299,372	5,000	140,550
Andrew J. Lock	06/27/05	12,473		33.517	06/27/15
	07/24/06	13,378		30.536	07/24/16
	07/24/07	9,937		31.840	07/24/17
	07/21/08	25,829		25.520	07/21/18
	07/19/10		6,078	17.300	07/19/20	7,344	206,440
	07/19/10					10,000	281,100
	07/18/11	4,200	8,398	25.750	07/18/21	8,523	239,582
	07/17/12		27,438	18.170	07/17/22	7,047	198,091	7,500	210,825

Herman Miller, Inc., and Subsidiaries 35

Outstanding Equity Awards at Fiscal Year-End (continued)

Name	Grant Date		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Curtis S. Pullen	06/27/05	4,178		33.517	06/27/15
	07/24/06	4,481		30.536	07/24/16
	07/24/07	4,929		31.840	07/24/17
	07/21/08	21,437		25.520	07/21/18
	07/19/10		6,446	17.300	07/19/20	7,790	218,977
	07/18/11		15,803	25.750	07/18/21	11,007	309,407
	07/17/12		18,675	18.170	07/17/22	13,639	383,392	7,500	210,825

(1)
Options granted on 07/17/12, 07/18/11, 07/19/10, 07/21/08, 07/24/07, 07/24/06 and 06/27/05 vest in three equal annual installments beginning on the first anniversary of the grant date. Options granted prior to 06/27/05 or in connection with a reload vest 100 percent on the one year anniversary date of the award.

(2)
Awards issued on 07/24/06 and the 07/19/10 award issued to Mr. Lock for 10,000 cliff vest after five years. Awards issued on 07/18/11, the remaining awards issued on 07/19/10 plus the 07/20/09 and 07/24/07 awards cliff vest after three years. These awards reflect credited dividends.

(3)	The Performance Share Unit awards cliff vest after three or five years, depending upon the achievement of certain EBITDA targets.

(4)	Assumes a stock price of $28.11 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2013.

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2013 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brian C. Walker	100,083	2,400,991
Gregory J. Bylsma	10,007	258,759	3,205	58,454
Kenneth L. Goodson
Andrew J. Lock	29,003	682,731	3,382	61,689
Curtis S. Pullen	25,884	641,923	5,216	95,139

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the Company's common stock on the vesting date.

36 2013 Proxy Statement

Pension Benefits
The Pension Benefits table below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2013.
The retirement plans are described in the CD&A.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian C. Walker	Herman Miller, Inc. Retirement Income Plan	24	223,968
Gregory J. Bylsma	Herman Miller, Inc. Retirement Income Plan	12	99,265
Kenneth L. Goodson	Herman Miller, Inc. Retirement Income Plan	26	442,394
Andrew J. Lock(1)	Herman Miller Limited Retirement Plan	13	1,089,018
	Herman Miller, Inc. Retirement Income Plan	11	98,419
Curtis S. Pullen	Herman Miller, Inc. Retirement Income Plan	22	196,186

(1)	Mr. Lock was covered from 1990-2002 and beginning again during fiscal 2011 under the UK Pension Plan and from 2002 through a portion of 2011 under the Retirement Income Plan.

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	93,857	76,613	99,630		1,332,263
Gregory J. Bylsma	24,092	18,982	(34,945)		85,408
Kenneth L. Goodson	14,681	13,860	(60,370)		20,551
Andrew J. Lock			33,892		186,820
Curtis S. Pullen	39,367	25,827	(24,715)		299,818

(1)
Amounts in this column represent the deferral of base salary earned in fiscal 2013. The amounts identified in this column are also reported in the Summary Compensation Table under Salary for fiscal 2013.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases in value of the employee's account during the year, based upon deemed investment of deferred amounts.
The Company's Nonqualified Deferred Compensation Plan, which was terminated in fiscal 2007, allowed certain employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vested over three years and vesting was dependent upon the executive remaining employed with the Company. Amounts deferred were converted into units having the same value as the Company's stock and were credited with amounts at the same rate as the Company's dividend on its common stock. Units are converted into shares of the Company's common stock at the time of distribution.
The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant.

Herman Miller, Inc., and Subsidiaries 37

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
The following table quantifies both the estimated payments that would be made to each NEO in the event of his termination by the Company without cause, and in the event of his termination under circumstances that would trigger payments under the change in control agreements. The table also provides information regarding the incremental amounts that would have vested and become payable on June 1, 2013, if a change in control occurred on that date or if the NEO's employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, retirement or in connection with a change in control in which a termination occurs are illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.
Assumes termination occurs at end of fiscal 2013 (June 1, 2013)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Brian C. Walker	Cash Severance				1,200,000	4,800,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	1,139,158	1,139,158		372,268	1,139,158
	Performance Shares (at target)	204,578	204,578		204,578	736,482
	Unexercisable Options					2,817,485
	Total	1,343,736	1,343,736	—	576,846	4,693,125
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				21,445	42,890
	Outplacement				25,000	25,000
	Tax Gross-Ups(2)
	Total				46,445	67,890
	Total	1,343,736	1,343,736	—	1,823,291	9,561,015
Gregory J. Bylsma	Cash Severance				562,500	1,237,500
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	868,209	868,209		431,524	868,209
	Performance Shares (at target)	76,717	76,717		76,717	276,181
	Unexercisable Options					248,106
	Total	944,926	944,926	—	508,241	1,392,496
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				21,494	28,658
	Tax Gross-Ups(2)
	Outplacement				25,000	25,000
	Total				46,494	53,658
	Total	944,926	944,926	—	1,117,235	2,683,654

38 2013 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

Name	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Kenneth L. Goodson	Cash Severance				442,500	937,500
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	942,645	942,645	892,749	577,621	942,645
	Performance Shares (at target)	51,145	51,145	153,434	51,145	184,121
	Unexercisable Options			120,788		144,945
	Total	993,790	993,790	1,166,971	628,766	1,271,711
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				15,838	21,117
	Tax Gross-Ups(2)
	Outplacement				25,000	25,000
	Total				40,838	46,117
	Total	993,790	993,790	1,166,971	1,112,104	2,255,328
Andrew J. Lock	Cash Severance				569,635	1,253,197
	Prorated Annual Incentive
	Equity
	Restricted Stock	281,100	281,100	281,100		281,100
	Restricted Stock Units	644,104	644,104	611,089	396,406	644,104
	Performance Shares (at target)	76,717	76,717	230,151	76,717	276,181
	Unexercisable Options			463,346		358,256
	Total	1,001,921	1,001,921	1,585,686	473,123	1,559,641
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare

	Outplacement				25,000	25,000
	Total				25,000	25,000
	Total	1,001,921	1,001,921	1,585,686	1,067,758	2,837,838
Curtis S. Pullen	Cash Severance				562,500	1,237,500
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	911,797	911,797		502,399	911,797
	Performance Shares (at target)	76,717	76,717		76,717	276,181
	Unexercisable Options					280,173
	Total	988,514	988,514	—	579,116	1,468,151
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				17,532	23,377
	Tax Gross-Ups(2)
	Outplacement				25,000	25,000
	Total				42,532	48,377
	Total	988,514	988,514	—	1,184,148	2,754,028

(1)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

(2)
Subsequent to fiscal 2011 the Company and the Corporate Officers who were parties to the change in control agreements, amended the agreements to eliminate the provision providing for the gross up of change in control agreement payments in the event the payments became subject to the excise tax related to "golden parachute payments."

Herman Miller, Inc., and Subsidiaries 39

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Potential Payments upon Termination without Change in Control
The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.
The Executive Long-Term Disability Plan provides a monthly benefit to an executive of 60% of their two year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of June 1, 2013 as long as they are disabled or until age 65.
Potential Payments upon Termination in Connection with Change in Control
In fiscal 2013, each NEO was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us in order to be entitled to a payment.
The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company's stock, (2) when a majority of the Board of directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company's assets or a liquidation in which the Company does not maintain certain control thresholds.
An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) has his or her employment with the Company terminated by the Company for reasons other than cause or (2) voluntarily terminates his or her employment if (a) the responsibilities of his or her job are significantly reduced, (b) the base salary or bonus he or she receives is reduced, (c) the benefits he or she receives are reduced by more than 5 percent, (d) the location of his or her job is relocated more than 50 miles from its current location, or (e) the obligations of the change in control agreement is not assumed by any successor company.
If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to three times the amount described below and in the case of all other NEOs the payment is equal to two times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive's base salary plus (b) the greater of the executive's actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.
The Company has no obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.
In order to receive the payments the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.
Accelerated Vesting upon Death, Disability, Retirement or Change in Control
Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.
Key Executive Deferred Compensation Plan
The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.

40 2013 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)
Long-Term Incentive Plan
Under our 2011 Long-Term Incentive Plan, except as otherwise provided in an award agreement, in the event of a change in control transaction, awards that are not assumed or continued (other than performance-based awards) will be deemed to be immediately vested, or, at the Committee's election, it may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under a change of control transaction in which awards are not assumed, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance-to-date. Conversely, and except as otherwise provided in an award agreement, upon a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards; provided, those outstanding awards will be subject to accelerated vesting if, within a two-year period following the change in control, the participant's employment is terminated without cause or the participant terminates for good reason.
Options granted under the LTI Plan to the extent vested at the date of death or disability remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. If an employee retires, the options granted prior to fiscal 2013 to the extent vested remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment. For options granted beginning in fiscal 2013, the grant will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months they will vest in full; however, these vested grants must be held for a period of 2 years prior to exercise. In all other cases the vested options terminate three months after the termination of employment.
In the case of restricted stock units, if an employee dies or becomes disabled, units granted prior to fiscal 2011 vest ratably up to the date of termination; and units granted in fiscal 2011 or later vest immediately. All vest ratably if the employee is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original three or five year vesting period. If an employee retires, the grant of restricted stock units prior to fiscal 2011 will continue to vest over the original vesting period, provided the employee is available to provide 10 hours per quarter of consulting services and does not work for a competitor. Awards granted in fiscal 2011 or later will be prorated over 12 months if retiring within one year of the grant; after the initial 12 months they will vest in full.
Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original 3 year vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year, 100 percent of the target performance share grant is subject to vesting.
The Executive Incentive Cash Bonus Plan
The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year in order to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year in order to receive a bonus. The employee's bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EVA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

Herman Miller, Inc., and Subsidiaries 41

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2013. The standard compensation of each director is $127,000 (prorated if a director serves for less than a full year). The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000 and the Nominating and Governance Committee Chair receives an additional $10,000. Non-chair members of the Audit Committee receive an additional $4,000 per year due to the increased workload and number of meetings of the Audit Committee. Non-chair members of the Executive Compensation Committee receive an additional $2,000 per year due to the increased workload of the Executive Compensation Committee. The Chairman of the Board of Directors receives additional annual compensation of $127,000 and is eligible to participate in the Company's health insurance plan. Brian Walker, the Company's CEO, does not receive any additional compensation for serving on the Board of Directors.
The annual retainer and any chairperson or additional fees (collectively the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our Company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her fee in one of the permissible forms of equity.
Stock Compensation Plan
We have in effect a Stock Compensation Plan, approved and adopted by our shareholders, under which nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.
Deferred Compensation Plan
We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. The account is held in a Rabbi Trust. Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director including Company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.
Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company's business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director.

42 2013 Proxy Statement

Director Compensation (continued)
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mary Vermeer Andringa	10,000	117,000					127,000
David A. Brandon	64,500	64,500					129,000
Douglas D. French	131,000						131,000
J. Barry Griswell	142,000						142,000
John R. Hoke III	89,000	40,000					129,000
James R. Kackley	147,000						147,000
Lisa A. Kro	65,500	65,500					131,000
Dorothy A. Terrell	137,000						137,000
David O. Ulrich	57,000	70,000					127,000
Michael A. Volkema	254,000						254,000

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts which may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts which they would otherwise receive as director fees. Amounts deferred are credited with earnings at the same rate as the dividend on the Company's stock. Directors at the time of deferral elect the deferral period. The units together with the earnings on the units are converted to shares of the Company's common stock at the end of the deferral period and are distributed to the director at the end of the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2013, all ten of the directors who received fees contributed a portion to the fund.

(2) Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 10, in the Company's consolidated financial statements for the fiscal year ended June 1, 2013, included in our Annual Report on Form 10-K.

As of June 1, 2013, each Director had the following aggregate number of outstanding options :

Name	Aggregate Number of Outstanding Options
Mary Vermeer Andringa
David A. Brandon
Douglas D. French	15,590
J. Barry Griswell
John R. Hoke III
James R. Kackley	50,090
Lisa A. Kro
Dorothy A. Terrell	25,183
David O. Ulrich	70,420
Michael A. Volkema

Herman Miller, Inc., and Subsidiaries 43

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain the Nonemployee Officer and Director Stock Option Plan, Long-Term Incentive Plan and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of June 1, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,063,193	$24.59	3,921,591(1)
Equity compensation plans not approved by security holders
Total	3,063,193	$24.59	3,921,591(1)

(1)
The number of shares that remain available for future issuance under our plans is 3,921,591 which includes 509,751 under the Nonemployee Officer and Director Stock Option Plan, 2,087,231 under the Long-Term Incentive Plan, and 1,324,609 under the Employees' Stock Purchase Plan. The 2,087,231 under the Long-Term Incentive Plan is inclusive of 789,397 shares remaining available for future issuance for awards other than options.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year except for Michael Volkema who had one delinquent filing for a gift transaction.
Certain Relationships and Related Party Transactions
The Board of Directors has adopted a policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide that committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Committee if the transaction would impact that director's status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Committee to the full Board of Directors.
In order to approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is either less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

44 2013 Proxy Statement

Submission of Shareholder Proposals for the 2014 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2014 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than April 29, 2014.
Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2014 annual meeting must be received in writing by our secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 9, 2014 and no later than July 9, 2014. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. As of August 27, 2013, no proposals to be presented at the 2013 Annual Meeting have been received by us.
Reconciliation of Non-GAAP Financial Measures
This report contains Adjusted Earnings per Share and Adjusted Operating Earnings measures that are Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. Such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and transition-related expenses, including amortization and settlement expenses, relating to defined benefit pension plans that we intend to terminate. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.

Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.
Our mailing for the fiscal year ended June 1, 2013, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2013 Annual Meeting of Shareholders and the 2013 Form 10-K (Annual Report) as well as the Proxy Statement both filed with the Securities and Exchange Commission are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board
August 27, 2013

Herman Miller, Inc., and Subsidiaries 45

Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan
Section 1. Purposes of the Plan

The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder wealth. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in shareholder value with a share of the wealth created.

Section 2. Definitions

“Actual EBITDA” means the amount of EBITDA for any completed Plan Year as determined by the Committee as provided in Section 4(b)(2).

“Annual Salary” means, with respect to a Participant, his or her annual base salary paid in a particular fiscal year of the Company, provided, however, that if a Participant is added to the Plan during a Plan Year the term Annual Salary will mean only his or her annual base compensation earned after being added to the Plan.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the amount of a Participant's Earned Bonus and which is payable to a Participant under Section 5 of the Plan.

“Bonus Factor” means the multiple determined in accordance with Section 4(b)(1) of the Plan for purposes of determining a Participant's Earned Bonus.

“Bonus Interval” means the amount of EBITDA Excess or Shortfall expressed as a percentage variance from Expected EBITDA that would either (i) result in the doubling of the Target Bonus for EBITDA performance above Expected EBITDA; or (ii) result in the realization of no Target Bonus for EBITDA performance below Expected EBITDA.
"Change Control" means:
(a) the acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Definition shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;
(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

46 2013 Proxy Statement

Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan (continued)
(c) consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or
(d) consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or such corporation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

“Code” means the Internal Revenue Code, as amended.

“Committee” means the Executive Compensation Committee of the Board, or any successor Committee thereto.

“Company” means Herman Miller, Inc., a Michigan corporation.

“Corporate Target Bonus Pool”, means the total Bonus Amount which would be paid to all Participants with respect to a Plan Year, if the Company achieves Plan EBITDA for that Plan Year.

“Disability” means a physical or mental condition that qualifies the Participant for disability benefits under the Company's Long Term Disability Income Plan.

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Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan (continued)
“Earned Bonus” means the bonus amount earned by a Participant under Section 4 of this Plan for achieving the performance criteria determined for the Participant by the Committee.

“EBITDA” means the dollar amount of earnings before interest, taxes, depreciation and amortization determined each Plan Year, as determined by the Committee in a manner consistent with the terms of the Manual.

“Excess” means the amount by which the Actual EBITDA for a Plan Year exceeds the Plan EBITDA.

“Manual” means the Herman Miller Value Added Management System Technical Manual as approved by the Committee.

“Participant” means an employee of the Company or a Subsidiary determined by the Committee to be eligible to participate in the Plan for a Plan Year.

“Plan” means the Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan.

“Plan Year” means the fiscal year of the Company.

“Plan EBITDA” means the targeted annual EBITDA contained in HMI's annual financial plan as approved by the Committee for use in determining whether the Target Bonus Percentage is earned in full.

“Retirement” means the termination of a Participant's employment with the Company or a Subsidiary after a Participant attains age 55 with a minimum of 5 years of service.

“Subsidiary” means any corporation at least eighty (80) percent of the outstanding voting stock of which is owned by the Company.

“Shortfall” means the amount by which the Plan EBITDA for a Plan Year exceeds the Actual EBITDA.

“Target Bonus” means the annual bonus a Participant would earn, if any, for a Plan Year if Actual EBITDA equaled Plan EBITDA, determined by multiplying a Participant's Annual Salary for that Plan Year by the Participant's Target Bonus Percentage for that Plan Year.

“Target Bonus Percentage” means the percentage of a Participant's Annual Salary, as established or approved by the Committee for purposes of determining a Participant's Target Bonus.

Section 3. Administration

a.
The Committee. The Committee shall be responsible for administering the Plan. The Committee shall be comprised of three or more members of the Board, each of whom shall be an “outside director” as that term is used in Section 162(m) of the Code and the regulations promulgated thereunder.

b.
Powers. The Committee shall have full and exclusive discretionary power to interpret the Plan, to determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan, and adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

c.
Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation.

d.
Annual Determine. Each year prior to payment of a Bonus Amount, the Committee shall determine that the performance requirements of the Plan have been satisfied in accordance with the Plan and Section 162(m) of the Code.

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Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan (continued)
Section 4. Determination of Earned Bonus

a.
Determination of Participant Performance Criteria. Prior to the commencement of each Plan Year the Committee shall determine the performance criteria for each Participant to receive a bonus. . A Participant's bonus may be based upon the Bonus Factor for the Company only, or at the discretion of the Committee, upon the Bonus Factor for a particular division, operation, or subsidiary of the Company, or upon such other goals or accomplishments or combination thereof as determined by the Committee.

b.	Determination of Plan EBITDA and Actual EBITDA.

1)	Beginning of Year Determinations. Prior to the commencement of each Plan Year, the following determinations shall be made in accordance with the Manual:

(i)	The Committee shall approve the Plan EBITDA for the Company and any Subsidiary, division or operation upon which the performance criteria will be based for each Plan Year.

(ii)	The Committee shall .determine Target Bonus Percentages for each Participant.

(iii)	The Committee shall establish the Bonus Interval for the Company and any Subsidiary for each Plan Year.

(iv)	The Committee shall determine any other performance criteria for achievement of an Earned Bonus for any Participant

(v)	The Committee shall establish a Corporate Target Bonus Pool for each Plan year

2)	Year-End Determinations. As of the end of each Plan Year, the following determinations shall be made:

(i)	The Committee shall approve the calculation of the Actual EBITDA for use in the Plan as of the end of the Plan Year.

(ii)	The Committee shall approve the calculation of the Excess or Shortfall.

(iii)
The Committee shall approve the determination of the EBITDA Bonus Factor for the Company and for any Subsidiary, division or operation upon which performance criteria for any Participant will be based for each Plan Year, consistent with the terms of the Plan and the Manual.

(iv)	The Committee shall determine that any other performance criteria applicable to any Participant have been met

c.	Determination of Earned Bonus. Each Participant shall be credited with an Earned Bonus, if any, for a Plan Year according to the following:

1)	The Bonus Factor for any Participant shall be determined by placing the Excess or Shortfall as a point on a line where

(i)	The Bonus Factor equals one (1) if Actual EBITDA equals Plan EBITDA.

(ii)	The Bonus Factor shall equals two (2) if the Excess equals or exceeds the Bonus Interval.

(iii)	The Bonus Factor equals nil (0) if the Shortfall Equals the Bonus Interval.

2)
The Earned Bonus for each Participant shall equal the Participant's Target Bonus, multiplied by the Bonus Factor(s), plus or minus any amount for other performance criteria applicable to the Participant, which shall be payable by the Company in accordance with Section 5 of this Plan.

3)	In no event will a Bonus Factor exceed 2 or be less than zero.

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Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan (continued)
Section 5. Payment of Earned Bonus

a.
Determination of Bonus Amount. Subject to Section 5(b), the Company each Year shall pay each Participant a bonus equal to the Participant's Earned Bonus within thirty (30) days following the Committee's certification of the Bonus Factor and determination with respect to the Participant's meeting any other performance criteria. Such Bonus shall be subject to the right of recoupment as provided in section 6(c) below.

b.
Aggregate Limitation on Aggregate Bonuses. The total Bonus Amount paid to all Participants with respect to a Plan Year shall in no event exceed Corporate Target Bonus Pool multiplied by the Bonus Factor.

c.
Payment Upon Death, Retirement, or Disability. In the event of a Participant's termination of employment by the Company due to death, Retirement, or Disability, the Participant shall be credited as of the end of the Plan Year in which termination occurs (the “Termination Year”), with an Earned Bonus determined in accordance with Section 4 of the Plan, multiplied by a fraction (the “Completion Multiple”), the numerator of which shall equal the total number of days during the Termination Year in which the Participant was employed by the Company, and the denominator of which shall be 365. The Bonus Amount for the Termination Year shall be determined in accordance with Section 5(a) above, except that the Participant's Target Bonus shall first be multiplied by the Completion Multiple. The full amount of the Participant's Earned Bonus shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum within the time frame set forth in Section 5(a) of the Plan.

d.
Termination of Employment for Reasons Other Than Death, Retirement, or Disability. If a Participant's employment by the Company is terminated for reasons other than death, Retirement or Disability before the end of a Plan Year, the Participant will not be entitled to any Bonus Amount and the Participant's Earned Bonus shall be forfeited.

e.
Leave of Absence; Ineligibility. If during any Plan Year a Participant has an authorized leave of absence, the amount of his or her Earned Bonus shall be determined in accordance with Section 4 of the Plan, multiplied by a fraction, the numerator of which shall equal the total number of days of the Plan Year a Participant is not on leave of absence, and the denominator of which shall equal 365.

f.
Ineligibility. If an employee's participation in the Plan is terminated for reasons other than set forth in Section 5(c) through 5(d), whether due to employment with an affiliate of the Company that is not a Subsidiary or inclusion in a different bonus plan, (i) the amount of his or her Earned Bonus shall be determined in accordance with Section 5(c) of the Plan, whereby the Termination Year shall be the Plan Year in which participation in the Plan terminates and the numerator of the Completion Multiple shall equal the total number of days during the Termination Year in which the employee was a Participant in the Plan.

Section 6. General Provisions

a.
No Right to Employment. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Earned Bonus or Bonus Reserve Account.

b.	Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

c.
Financial Restatement. In the event of a restatement of the Company's consolidated financial statements for any interim or annual period (“Restatement”), the Committee may recover (i) from any Participant whose misconduct or violation of Company policy caused such Restatement (“Cause”), any Bonus Amount received under the Plan within twelve (12) months of such Restatement; and (ii) from any Participant who is an officer subject to Section 16 of the Securities Exchange Act of 1934 any Bonus Amount payable under the Plan to the Participant within twelve (12) months of such Restatement that exceeds the amount that should be received had the Restatement not taken place, without regard to cause. Both cause and the amount of recoupment shall be determined by the Committee in its sole discretion and its determination(s) shall be final and binding upon the Participant(s).

d.
Plan Not Funded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Earned Bonus or Bonus Reserve Account under the Plan.

e.
Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

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Appendix I - Herman Miller, Inc., 2013 Executive Incentive Cash Bonus Plan (continued)

f.
Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

Section 7. Amendment and Termination of the Plan

The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that:

a.	No amendment, discontinuance, or termination of the Plan shall alter or otherwise affect the amount of an Earned Bonus earned through the date of termination;

b.
Without the approval of the Company's shareholders, no amendment shall be made which would replace the EBITDA performance measurement system as the primary measurement for purposes of determining the Corporate Earned Bonus under the Plan, provided that the Board or Committee shall have the authority to adjust and establish individual Plan EBITDA, Bonus Intervals, Target Bonus Percentages, and other criteria utilized in the EBITDA performance measurement system, and adopt divisional, operating and other functional goals for individual Participants; and

c.
In the event of the termination of this Plan, the full amount, if any, then credited to a Participant's Earned Bonus shall be paid in full within ninety (90) days following the effective date of termination. If the Plan is terminated prior to the end of a Plan Year, Earned Bonuses for that Plan Year shall be determined and paid in accordance with Section 5(c) of the Plan. In the event the Plan is terminated following a Change in Control the Earned Bonuses shall be determined in accordance with Section 5(c) of the Plan, except that the Completion Multiple shall be one (1) and the Earned Bonuses shall be paid at the effective time of the Change in Control.

51 2013 Proxy Statement

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